Exhibit 10.1

LICENSE AGREEMENT

by and between

ANJI PHARMACEUTICALS INC.

and

LIPIMETIX DEVELOPMENT, INC.

MAY 2, 2018

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of May 2, 2018 (the “Effective Date”), by and between Anji Pharmaceuticals Inc., a company organized and existing under the laws of the Cayman Islands and having an address at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 – 1205, Cayman Islands (“Anji Pharma”) and LipimetiX Development, Inc. a corporation organized and existing under the laws of Delaware and having an address at 5 Commonwealth Road, Suite 2a, Natick, MA 01970 (“LipimetiX”). Anji Pharma and LipimetiX may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, LipimetiX is developing a proprietary family of Apo E mimetic peptides and owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the research and development of such molecules;

WHEREAS, Anji Pharma has experience and expertise in the development and commercialization of pharmaceutical products, and desires, subject to the terms of this Agreement, to acquire an exclusive license in the Territory (as defined below) under such intellectual property rights for such molecules; and

WHEREAS, subject to the terms of this Agreement, LipimetiX wishes to grant to Anji Pharma, an exclusive license to use, research, develop, manufacture and commercialize such molecules in the Territory (as defined below).

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1.                        “Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it (a) owns or controls more than fifty (50%) of the equity securities of the subject Person entitled to vote in the election of directors or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2.                        “Anji Pharma IP” means the Anji Pharma Patent Rights and Anji Pharma Technology.

1.3.                        “Anji Pharma Patent Rights” means any Patent Rights that Cover the composition of matter or use of the Compound or Product (but not to any other component of a Combination Product) as contemplated by this Agreement, or that Cover any processes used for manufacturing the Compound or Product (but not to any other component of a Combination Product) under this Agreement, and that are Controlled by Anji Pharma or any of its Affiliates as of the Effective Date or that comes into the Control of Anji Pharma or any of its Affiliates during the Term (other than through the grant of a license by LipimetiX or any of its Affiliates), but excluding Product Patent Rights.

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1.4.                        “Anji Pharma Related Party” means Anji Pharma, an Affiliate of Anji Pharma or any permitted Sublicensee of Anji Pharma.

1.5.                        “Anji Pharma Technology” means any Technology related to the composition of matter or use of the Compound or Product (but not to any other component of a Combination Product) as contemplated by this Agreement, or processes used for manufacturing the Compound or Product (but not to any other component of a Combination Product) under this Agreement that are Controlled by Anji Pharma or any of its Affiliates as of the Effective Date or that come into the Control of Anji Pharma or any of its Affiliates during the Term (other than through the grant of a license by LipimetiX or any of its Affiliates), but excluding Product Technology and Technology claimed or disclosed in Product Patent Rights or Anji Pharma Patent Rights.

1.6.                        “Applicable Law” means the laws, statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to a Party’s activities to be performed under this Agreement, including any such laws, statutes, rules, regulations, guidelines or other requirements of the CFDA or China’s Ministry of Health.

1.7.                        “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in Boston, Massachusetts.

1.8.                        “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9.                        “CFDA” means China’s Food and Drug Administration and any successor agency or authority having substantially the same function.

1.10.                    “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates, but in any event, excluding any consolidation or merger effected exclusively to change the domicile of a Party, any transaction or series of transactions effected principally for a bona fide financing transaction, or a stock sale to underwriters in a public offering. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer.”

1.11.                    “Combination Product” means a (a) Product that is comprised of or contains a Compound as an active ingredient together with one (1) or more other therapeutically active pharmaceutical ingredients and is sold either as a fixed dose or as separate doses as one (1) product or (b) a Product sold together under one sales price with one or more other finished products or devices. Combination Product shall include conjugates or complexes of the Compound with other therapeutically active ingredients (regardless of whether such conjugate or complex is also a modification of Apo E mimetic peptide incorporating the base peptide AEM-28).

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1.12.                    “Commercialize” or “Commercializing” means activities directed to obtaining pricing and reimbursement approvals and regulatory activities pertaining to same, and to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a pharmaceutical compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.13.                    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as a biotechnology company would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, the seeking or obtaining of Regulatory Approval or Commercialization of a Compound or Product by a Party, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by a biotechnology company, in the relevant jurisdiction, with respect to a compound or product of similar therapeutic modality, with similar market potential in such jurisdiction and at a similar stage in its Development or product life cycle, as the Compound or Product, in each case, taking into account all relevant factors that may affect the Development, Regulatory Approval, Manufacture or Commercialization of a pharmaceutical product, including (as applicable): actual and potential issues of safety, efficacy and/or stability; product profile (including product modality, category and mechanism of action); stage of Development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing and Commercialization costs; Manufacturing difficulties; the likelihood of obtaining Regulatory Approvals (including satisfactory reimbursement or pricing approvals); the timing of such approvals; the regulatory environment and the current and projected regulatory status; labeling or anticipated labeling; competitive landscape, existing or projected pricing, sales, reimbursement and profitability, proprietary position, strength and duration of patent protection and anticipated exclusivity, and other relevant scientific, legal and commercial factors.

1.14.                    “Compound” means the Apo E mimetic peptide incorporating the base peptide AEM-28 identified as of the Effective Date as AEM-28-14, and any salt, free acid/base, solvate, hydrate, stereoisomer and polymorphic form thereof, and any prodrug, derivative or modification thereof, but excluding any component of a derivative or modification that constitutes a pharmaceutically active ingredient or component which is not an Apo E mimetic peptide.

1.15.                    “Confidential Information” means, with respect to a Party, all confidential, non-public information, Technology and materials (whether or not patentable) and other non-public proprietary information that is communicated or provided by, or on behalf of, one Party or its Affiliates or any of their respective Representatives (the “Disclosing Party”) to the other Party or its Affiliates or any of their respective Representatives (the “Receiving Party”), whether orally or in written, electronic or other form or media, on or after the Effective Date or pursuant to that certain Mutual Confidentiality Agreement, by and between the Parties, dated as of January 26, 2018 (the “Non-Disclosure Agreement”) but only to the extent that such information (a) is marked in writing as “confidential” or with other similar designation to indicate its confidential nature at the time of disclosure, or (b) is disclosed orally or in non-tangible form and is indicated to be confidential at the time of disclosure or, within thirty (30) days after disclosure, the Disclosing Party provides a written summary of such information marked as “confidential” or with other similar designation to indicate its confidential nature; provided, however, that if a Person would reasonably determine any disclosed information to be confidential, such information shall be deemed Confidential Information whether or not such information was marked, designated, or otherwise identified as confidential. Confidential Information does not include any information, Technology or materials that can be established by the Receiving Party by competent proof that it (i) was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure with respect to such information, (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its confidentiality obligations under this Agreement or the Non-Disclosure Agreement, (iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation of confidentiality with respect to such information, or (v) was independently discovered or developed by, or on behalf of, the Receiving Party without reference to, or use of, in whole or in part, any Confidential Information belonging to the Disclosing Party.

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1.16.                    “Control” or “Controlled” means with respect to any item of information, material or intellectual property right (including any Patent Right or Technology) or other data, information or material, the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, assign, grant a license or sublicense or provide access or other right in (as applicable based on the context), to or under such intellectual property right, data, information or material; provided, that neither Party shall be deemed to Control any item of information, material or intellectual property right (a) if access requires or triggers a payment obligation not reimbursed by the other Party requesting access, or (b) that was owned or controlled by an Acquirer of such Party (i) prior to a Change of Control of such Party or (ii) after a Change of Control of such Party that, in the case of (ii), was developed, invented or obtained by the Acquirer after the Change of Control without the use of any Confidential Information or proprietary materials of the Party undergoing such Change of Control that are related to this Agreement.

1.17.                    “Cover” means with respect to any Patent Right and the subject matter at issue that, but for an ownership right or license or sublicense granted under a Valid Claim of such Patent Right, the use, Development, Manufacture, Commercialization or practice of the subject matter at issue would infringe such Valid Claim of such Patent Right. “Covers,” “Covered” and “Covering” shall have correlative meanings.

1.18.                    “Development” means non-clinical and clinical drug research and development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, development manufacturing, delivery system development, quality assurance and quality control development, and clinical studies (including pre- and post-approval studies but specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals. When used as a verb, “Develop” means to engage in Development.

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1.19.                    “Development Plan” means the Initial Development Plan, and any updates to such Initial Development Plan (or any subsequent version thereof) by an Anji Pharma Related Party in accordance with Section 4.1, which plan sets forth the non-clinical and clinical Development activities with respect to the Product.

1.20.                    “Field” means all diagnostic, therapeutic and prophylactic uses for all indications, except for the diseases of the eye, with respect to LipimetiX IP licensed from UABRF under the UABRF Agreement.

1.21.                    “First Commercial Sale” means, with respect to any Product and with respect to any jurisdiction of the Territory, the first sale of such Product by an Anji Pharma Related Party to a Third Party, in such jurisdiction after such Product has been granted Regulatory Approval by the appropriate Regulatory Authority(ies) allowing an Anji Pharma Related Party to market and sell or have sold such Product in such jurisdiction.

1.22.                    “Generic Product” means any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Anji Pharma under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same active pharmaceutical ingredient as a Product and (c) is approved in reliance on a prior Regulatory Approval of a Product granted to an Anji Pharma Related Party by the applicable Regulatory Authority.

1.23.                    “Governmental Authority” means any court, arbitrator, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision, whether local or foreign.

1.24.                    “ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.25.                    “IFRS” means the body of pronouncements issued from time to time by the International Accounting Standards Board or any successor thereto, including the International Financial Reporting Standards and Interpretations approved by the International Accounting Standards Board, consistently applied by the applicable Person.

1.26.                    “Indication” means an individual, separate and distinct disease or clinical condition. The Parties agree that (a) prevention of a disease or medical condition shall not be a separate indication from treatment of the same disease or medical condition; (b) the treatment or prevention of the same disease or medical condition in a different population shall not be a separate indication and (c) a label enhancement or elaboration or expansion of an approved Indication shall not be a separate indication even if one or more studies are performed to receive such enhancement or elaboration.

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1.27.                    “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or not patentable, which results (a) from the activities conducted pursuant to this Agreement by, or on behalf of, either or both the Anji Pharma Related Parties and/or LipimetiX and its Affiliates, or (b) from the use by one Party of the other Party’s Confidential Information disclosed under this Agreement.

1.28.                    “LipimetiX IP” means the LipimetiX Patent Rights and LipimetiX Technology.

1.29.                    “LipimetiX Patent Rights” means (a) the Patent Rights listed on Exhibit A, and (b) any other Patent Rights that Cover the composition of matter or use of the Compound or Product, or that Cover any processes for manufacturing the Compound or Product, and that are Controlled by LipimetiX or any of its Affiliates as of the Effective Date or come into the Control of LipimetiX or any of its Affiliates during the Term (other than through the grant of a license by Anji Pharma or any of its Affiliates), but excluding Product Patent Rights.

1.30.                    “LipimetiX Technology” means any Technology related to the composition of matter or use of the Compound or Product as contemplated by this Agreement, or processes used for manufacturing the Compound or Product under this Agreement that are Controlled by LipimetiX or any of its Affiliates as of the Effective Date or that comes into the Control of LipimetiX or any of its Affiliates during the Term (other than through the grant of a license by Anji Pharma or any of its Affiliates), but excluding Product Technology and any Technology claimed or disclosed in Product Patent Rights or LipimetiX Patent Rights.

1.31.                    “LipimetiX Third Party Agreement” means any agreement between LipimetiX (or any of its Affiliates) and any Third Party that relates to any of the LipimetiX IP, including without limitation the UABRF Agreement, attached hereto as Exhibit C.

1.32.                    “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.33.                    “Net Sales” means, with respect to a Product for any period, the total amount billed or invoiced on sales of such Product during such period by an Anji Pharma Related Party in the Territory to Third Parties (including wholesalers and distributors, but as the term Third Party or Third Parties is used in this definition of Net Sales, excluding permitted Sublicensees), in bona fide arm’s length transactions, less the following deductions, in each case, to the extent related specifically to the Product and incurred, allowed or taken by such Third Parties (to the extent not reimbursed by any Third Party):

1.33.1.  trade, cash and quantity discounts;

1.33.2.  price reductions or rebates, retroactive or otherwise, imposed by, negotiated with, or otherwise paid to, Governmental Authorities or other payors;

1.33.3.  taxes on sales (such as sales, value added or use taxes), duties, customs, tariffs and other governmental charges or fees (to the extent not paid by the Third Party);

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1.33.4.  amounts repaid or credited by reason of rejections, defects, returned goods allowances, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

1.33.5.  any invoiced amounts from a prior period which are not collected, including bad debts, and are written off by Anji Pharma or its Affiliates or Sublicensees, provided that in the event such amounts are subsequently collected, such amounts shall be included in Net Sales;

1.33.6.  freight, insurance, import/export and other transportation charges set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Products; and

1.33.7.  any other similar and customary deductions that are consistent with IFRS.

In no event shall any particular deduction identified above be deducted more than once in calculating the Net Sales of a Product. Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes (including on account of a compulsory license) for which an Anji Pharma Related Party receives de minimis amounts for good faith business purposes not exceeding the cost of such goods transferred or disposed. Net Sales shall not include sales between Anji Pharma Related Parties unless the transferee is the end purchaser, user or consumer of such Product. Subject to the above, Net Sales shall be calculated in accordance with the standard IFRS accounting procedures, as consistently applied by the applicable Anji Pharma Related Party. If an Anji Pharma Related Party receives consideration other than or in addition to cash upon the sale or disposition of a unit of Product to a Third Party, such as a barter transaction, Net Sales shall be calculated based on the fair market value of the non-cash consideration received for such unit of Product or the fair market value of the Product, based on the assessment by the applicable Anji Pharma Related Party using, as applicable, IFRS.

If an Anji Pharma Related Party separately sells in such jurisdiction, a product containing as its sole active ingredient a Compound contained in such Combination Product (the “Standalone Product”) and a product containing only the other components of a Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the applicable Anji Pharma Related Party’s average Net Sales price during the period to which the Net Sales calculation applies for the Standalone Product in such jurisdiction and “B” is the applicable Anji Pharma Related Party’s average Net Sales price during the period to which the Net Sales calculation applies in such jurisdiction, for products that contain only the other components in such Combination Product.

If an Anji Pharma Related Party separately sells in such jurisdiction the Standalone Product but does not separately sell in such jurisdiction products containing only the other components of a Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where “A” is the applicable Anji Pharma Related Party’s average Net Sales price during the period to which the Net Sales calculation applies for the Standalone Product in such jurisdiction, and “C” is the applicable Anji Pharma Related Party’s average Net Sales price in such jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

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If an Anji Pharma Related Party does not separately sell in such jurisdiction both the Standalone Product and the other components in the Combination Product in the Territory, then the Parties shall discuss in good faith a method to appropriately attribute value to the Product within the Combination Product.

1.34.                    “Patent Rights” means (a) patents and patent applications, (b) all provisionals, divisionals, additions, substitutions, continuations, continuations-in-part or any other form of government-issued right substantially similar to any of the foregoing and (c) all patents issuing on any of the foregoing (including inventor’s certificates thereto) in (a) through (b), (d) all foreign counterparts of any of the foregoing in (a) through (c), including PCT applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, renewals, restorations or extensions of any of the foregoing in (a) through (d).

1.35.                    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.36.                    “Phase III Clinical Trial” means an adequate and well-controlled human clinical study conducted on sufficient numbers of human subjects and appropriately designed for the indication to serve as a pivotal study to support Regulatory Approval, and ultimately provide sufficient evidence for the review of drug registration application for marketing approval by the CFDA or as otherwise may be defined in SFDA Order No. 28.

1.37.                    “Product” means the pharmaceutical product containing the Compound in all forms, presentations, formulations and dosage forms.

1.38.                    “Product Inventions” means any Invention that (i) is specific to the Compound or (ii) to the extent such Invention is Controlled by Anji Pharma or its Affiliates or LipimetiX or its Affiliates, or both, as may be applicable, is specific to the Product as it relates to the Compound.

1.39.                    “Product IP” means the Product Patent Rights and Product Technology.

1.40.                    “Product Patent Rights” means any Patent Right claiming Product Inventions.

1.41.                    “Product Technology” means any Technology that results (a) from the activities conducted pursuant to this Agreement by, or on behalf of, either or both the Anji Pharma Related Parties and/or LipimetiX and its Affiliates, or (b) from the use by one Party of the other Party’s Confidential Information disclosed under this Agreement, in each case of (a) and (b), that (i) is specific to the Compound or (ii) to the extent such Technology is Controlled by Anji Pharma or its Affiliates or LipimetiX or its Affiliates, or both, as may be applicable, to the Product as it specifically relates to the Compound, and in all cases excluding Technology claimed in Product Patent Rights.

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1.42.                    “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including drug registration approvals, supplements and amendments, marketing approvals, pricing and third party reimbursement approvals (but only to the extent such pricing and third party reimbursement approvals are required to sell the Product), and labeling approvals) of any applicable Regulatory Authority, necessary for the use, Development, Manufacture and Commercialization of a pharmaceutical product in a regulatory jurisdiction.

1.43.                    “Regulatory Authority” means, with respect to a jurisdiction in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such jurisdiction, price approval, for pharmaceutical products in such jurisdiction.

1.44.                    “Regulatory Exclusivities” means, with respect to any jurisdiction in the Territory, the additional market protections, other than Patent Right protection, granted or recognized by a Regulatory Authority in such jurisdiction that confers an exclusive Commercialization period during which an Anji Pharma Related Party has the exclusive right to market and sell a Compound or Product in such jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity or any applicable data exclusivity).

1.45.                    “Representatives” means (a) with respect to Anji Pharma, the Anji Pharma Related Parties and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to LipimetiX, LipimetiX, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

1.46.                    “Residual Knowledge” means knowledge, techniques, experience and Technology that (a) are, or are based on, any Confidential Information Controlled by the Disclosing Party and (b) are retained in the unaided memory of any authorized Representative of the Receiving Party after having access to such Confidential Information. An individual’s memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Technology to the extent (at any time, for such time) within the scope of any issued patent claim Controlled by the Disclosing Party.

1.47.                    “Royalty Term” means, with respect to any particular Product in any particular jurisdiction in the Territory, the period of time beginning on the First Commercial Sale of such Product in such jurisdiction and ending on the later of (a) the expiration of the last to expire Valid Claim of the (i) LipimetiX Patent Rights, (ii) Product Patent Rights or (iii) any other Patent Right claiming an Invention specific to the Compound or the Product as it relates to the Compound, in the case of each of (i), (ii) and (iii), such Patent Rights containing a Valid Claim that Covers the sale of Product in the People’s Republic of China, (b) ten (10) years from the First Commercial Sale of the first Product in such jurisdiction, and (c) expiration of all Regulatory Exclusivities in such jurisdiction.

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1.48.                    “Sublicensee” means any Person to whom Anji Pharma or any of its Affiliate grants or has granted directly a sublicense of rights licensed by LipimetiX to Anji Pharma or its Affiliates under this Agreement.

1.49.                    “Technology” means any proprietary development, invention, improvement, method, technique, conception, know-how, data (including pre-clinical and clinical data), results, material, specification, discovery, process, technology, cell line, Compound, probe, sequence or other information, whether or not patentable, and any physical embodiment of any of the foregoing.

1.50.                    “Territory” means the People’s Republic of China, Hong Kong and Taiwan.

1.51.                    “Third Party” means any Person other than Anji Pharma, LipimetiX or their respective Affiliates.

1.52.                    “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.53.                    “UABRF Agreement” means that certain Exclusive License Agreement, by and between LipimetiX and the UAB Research Foundation (“UABRF”), dated as of August 26, 2011, as amended by that certain First Amendment and Consent to Assignment of Exclusive License Agreement on August 3, 2012, and by that certain Second Amendment to Exclusive License Agreement on December 15, 2014, as may be further amended or restated from time to time, copies of which are attached hereto as Exhibit C.

1.54.                    “Valid Claim” means (a) a pending patent claim included within a pending patent application that has not (i) expired, been withdrawn from consideration or been finally abandoned or rejected, or (ii) been pending for more than seven (7) years after the effective date of filing of the patent application in which such pending patent claim is included; and (b) an issued and unexpired patent claim included within an issued and unexpired patent that has not been revoked, held unenforceable, unallowable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and that has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, inter partes review, post-grant review, disclaimer, nullity, suit or otherwise.

1.55.                    Construction. Except where the context expressly requires otherwise, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (b) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (c) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

1.56.                    Additional Definitions. Each of the following terms is defined in the section of this Agreement indicated below.

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Defined Term	Location in Agreement
Acquirer	1.10
Additional Anji Pharma IP	2.6.2
Additional LipimetiX IP	2.6.1
Additional Third Party License	3.3.2.1
Agreement	Preamble
Amount	3.5.2
Anji Pharma	Preamble
Anji Pharma Indemnitees	10.2
Bankruptcy Code	9.8
Breaching Party	9.3
Claims	10.1
Default Notice	9.3
Diligence Issue	11.9.1
Disclosing Party	1.15
Effective Date	Preamble
Executive Officers	11.9.3
ICC	11.11
IMS	3.3.2.3
Infringement Claim	6.3.5
Initial Development Plan	4.1
Licensed Activities	6.3.4.1
LipimetiX	Preamble
LipimetiX Indemnitees	10.1
LipimetiX Minimum Royalty Payments	3.3.4.1
Losses	10.1
Non-Breaching Party	9.3
Non-Disclosure Agreement	1.15
Notice of Dispute	11.9.2
Party and Parties	Preamble
Receiving Party	1.15
Review Period	7.5.2
Shortfall Payments	3.3.4.2
Standalone Product	1.33
Term	9.1
Third Party IP Rights	6.3.4.1
UABRF	1.53
UABRF Minimum Royalty Payments	3.3.4
Withholding Party	3.5.2

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2.      LICENSE GRANTS AND TECHNOLOGY TRANSFER.

2.1.	Grants to Anji Pharma.

2.1.1.                  Exclusive License. Subject to the terms and conditions of this Agreement, during the Term, LipimetiX hereby grants to Anji Pharma and its Affiliates a (a) sole and exclusive (even as to LipimetiX and its Affiliates, but except as needed by LipimetiX to practice the license granted to LipimetiX in Section 2.2.1), royalty-bearing license, with the right to sublicense as provided in Section 2.3, under the LipimetiX IP and LipimetiX’s rights in the Product IP, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Compounds and Products in the Field in the Territory and (b) non-exclusive, royalty-free, fully paid-up license, with the right to sublicense as provided in Section 2.3, under the LipimetiX IP and LipimetiX’s rights in the Product IP, for non-clinical Development of Compounds and Products outside the Territory solely for purposes of practicing the license set forth in subclause (a) of this Section 2.1.1.

2.1.2.                  Perpetual Enabling Licenses to Anji Pharma. Subject to Section 2.1.1, LipimetiX hereby grants to Anji Pharma and its Affiliates a perpetual, royalty-free, fully paid-up, fully sublicensable through multiple tiers, non-exclusive license under its rights in the Product IP (a) for Anji Pharma’s and its Affiliates’ internal, non-clinical research and development purposes; and (b) to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Technology, products and compounds other than the Products and Compounds worldwide, for any purpose.

2.2.	Grants to LipimetiX.

2.2.1.      Non-Exclusive Research and Development License. Subject to the terms and conditions of this Agreement, during the Term, Anji Pharma hereby grants to LipimetiX and its Affiliates a non-exclusive, royalty-free, fully-paid-up license, with the right to sublicense as provided in Section 2.3, under the Anji Pharma IP and Anji Pharma’s rights in the Product IP, to perform its Development activities set forth in the Development Plan.

2.2.2.      Product IP License in the Territory During the Term. Anji Pharma hereby grants to LipimetiX and its Affiliates during the Term a royalty-free, fully paid-up, fully sublicensable through multiple tiers, non-exclusive license under Anji Pharma’s rights in the Product IP for LipimetiX’s non-clinical Development of Compounds and Products in the Territory solely for purposes of using, having used, Developing, having Developed, Manufacturing, having Manufactured, Commercializing, having Commercialized or otherwise exploiting Compounds and Products outside of the Territory.

2.2.3.      Perpetual Enabling Licenses to LipimetiX. Subject to Section 2.1.1, Anji Pharma hereby grants to LipimetiX and its Affiliates a perpetual, royalty-free, fully paid-up, fully sublicensable through multiple tiers, license under Anji Pharma’s rights in the Product IP (a) for LipimetiX’s and its Affiliates’ internal, non-clinical research and development purposes, which license in this subclause (a) shall be non-exclusive; (b) to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Technology, products and compounds other than the Products and Compounds worldwide, for any purpose, which license in this subclause (b) shall be non-exclusive; and (c) to use, have used, Manufacture, have Manufactured, Develop, have Developed, Commercialize and have Commercialized Compounds and Products in the Field for any purpose outside of the Territory, which license in this subclause (c) shall be exclusive (except as needed by Anji Pharma to practice the license granted to Anji Pharma in Section 2.1.1(b)) during the Term and non-exclusive after the Term, with respect to any jurisdiction.

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2.3.                        Right to Sublicense. Either Party shall have the right to grant sublicenses to its Affiliates and Third Parties of the licenses granted to such Party under Section 2.1.1, 2.2.1 or 2.2.2, provided, that such Party provides the other Party with a copy of each sublicense agreement, which may be appropriately redacted, provided that such Party discloses to the other Party the terms relevant to determine compliance with this Agreement. Any such sublicense shall be consistent with, and subordinate to, the terms and conditions contained herein, and with respect to sublicenses granted by any Anji Pharma Related Parties, further be subject to, consistent with, and subordinate to, the terms and conditions of the UABRF Agreement.

2.4.            Right of Reference. Each Party hereby grants to the other Party and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) or similar Applicable Law, to any data Controlled by such granting Party or its Affiliates (a) to the extent it relates to a Compound contained in the Products or preclinical studies with respect to the Products and (b) that such other Party reasonably believes may be necessary to the Development, Manufacturing or Commercialization of any Product in the Field in their respective territory, and such granting Party will provide a signed statement to the foregoing effect, if so requested by the other Party in accordance with 21 C.F.R. § 314.50(g)(3) or similar requirement under any Applicable Law.

2.5.                        Technology Transfer. LipimetiX shall provide reasonable assistance, at no additional cost to Anji Pharma to effect the timely, not to exceed thirty (30) days following the Effective Date, and orderly transfer to Anji Pharma or any of its Affiliates of embodiments or copies of any Technology included in the LipimetiX Technology and data and documentation associated with any regulatory filings for the Compound or Product. LipimetiX hereby agrees that neither it, nor its Affiliates, shall transfer any embodiments or copies of any such LipimetiX Technology or regulatory data or documentation to any Third Party for the research, Development, use, Manufacture, Commercialization or other exploitation of the Compound or Product in the Territory, except to the extent set forth in the Development Plan.

2.6.                        Continuing Disclosure and Knowledge Transfer; Inclusion of Additional Intellectual Property.

2.6.1.                  During the Term, on a Calendar Quarter basis, or more frequently at the reasonable request of Anji Pharma but not to exceed once per month, subject to any Third Party confidentiality obligations, LipimetiX will confidentially disclose to Anji Pharma (or if requested by Anji Pharma, an Anji Pharma Related Party or subcontractor of Anji Pharma) all Technology or Patent Rights that are developed by, or on behalf of, LipimetiX or that otherwise come into the Control of LipimetiX and (a) that are necessary to the Development, Manufacture or Commercialization of the Compound or Product in the Field in the Territory, or (b) that LipimetiX is currently using to Develop, Manufacture or Commercialize the Product or any other Apo E mimetic peptide product outside the Territory (the “Additional LipimetiX IP”). In the event and to the extent such Additional LipimetiX IP is Controlled by LipimetiX or its Affiliates, following good faith discussions by the Parties, Anji Pharma determines that such Additional LipimetiX IP will be included in the LipimetiX IP, Anji Pharma shall confirm such inclusion in writing and if and to the extent necessary under the terms of any Third Party agreement under which such Additional LipimetiX IP is licensed to Anji Pharma, the Parties shall amend this Agreement to incorporate any new terms required by such inclusion, and such Patent Rights shall thereafter become a LipimetiX Patent Right and such Technology shall become LipimetiX Technology upon receipt of such written notice confirming the same or, as applicable, such amendment of the Agreement.

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2.6.2.                  During the Term, on a Calendar Quarter basis, or more frequently at the reasonable request of LipimetiX but not to exceed once per month, subject to any Third Party confidentiality obligations, Anji Pharma will confidentially disclose to LipimetiX (or if requested by LipimetiX, an Affiliate of LipimetiX or subcontractor of LipimetiX) all Technology or Patent Rights that are developed by, or on behalf of Anji Pharma or that otherwise come into the Control of Anji Pharma or an Anji Pharma Related Party and (a) that are necessary to the Development, Manufacture or Commercialization of the Compound or Product in the Field outside the Territory, or (b) that Anji Pharma is currently using to Develop, Manufacture or Commercialize the Product or any other Apo E mimetic peptide product in the Field inside the Territory (the “Additional Anji Pharma IP”). In the event, following good faith discussions by the Parties, LipimetiX determines that such Additional Anji Pharma IP is of interest to LipimetiX for use with the Compound or Product outside the Territory, then, to the extent such Additional Anji Pharma IP is Controlled by Anji Pharma or its Affiliates, LipimetiX shall have the right to obtain from Anji Pharma a sole and exclusive (even as to Anji Pharma and its Affiliates) royalty-bearing license, with the right to sublicense, under the Additional Anji Pharma IP Controlled by Anji Pharma, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Compounds and Products in the Field outside the Territory on terms and conditions that are commercially reasonable and substantially similar to those set forth in this Agreement with respect to the Development, Manufacture and Commercialization of Compounds and Products by Anji Pharma in the Territory.

2.6.3.                  During the Term, LipimetiX will make appropriately qualified, experienced and trained personnel available to Anji Pharma at reasonable times and places and upon reasonable prior written notice for the purpose of assisting Anji Pharma to understand and use the LipimetiX IP in connection with Anji Pharma’s Development, Manufacture, Commercialization and use of the Compounds and Products in the Field in the Territory; provided, however, that:

2.6.3.1.            all such access to such personnel shall be conducted in a manner that is reasonably acceptable to each of the Parties;

2.6.3.2.            LipimetiX makes no warranty, express or implied, that the Anji Related Parties shall be able to successfully implement and use the LipimetiX Technology, regardless of such access to such personnel;

2.6.3.3.            LipimetiX shall not be in default hereunder for any inadvertent failure to disclose all pertinent information related to the LipimetiX Technology, provided, that LipimetiX used good faith efforts to provide all pertinent information and that such information shall be supplied to Anji Pharma promptly upon discovery of such failure to disclose or upon request of Anji Pharma identifying with reasonable specificity the nature of the information to be disclosed; and

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2.6.3.4.            Anji Pharma shall be responsible for ensuring that Anji Pharma Related Parties’ personnel who receive such assistance are appropriately qualified, experienced and trained for such purpose.

2.7.                        Exclusivity. Except to the extent set forth in the Development Plan, during the Term:

2.7.1.                  LipimetiX shall not, and shall cause its Affiliates not to, (a) directly or indirectly, research, Develop, Manufacture, Commercialize or otherwise exploit the Compound or Product in the Territory, or (b) license, authorize, appoint or otherwise enable any Third Party to directly or indirectly, research, Develop, Manufacture, Commercialize or otherwise exploit the Compound or Product in the Territory; and

2.7.2.                  Anji Pharma shall not, and shall cause its Affiliates and Sublicensees not to, (a) directly or indirectly, research, Develop, Manufacture, Commercialize or otherwise exploit the Compound or Product outside of the Territory, or (b) license, authorize, appoint or otherwise enable any Third Party to directly or indirectly, research, Develop, Manufacture, Commercialize or otherwise exploit the Compound or Product outside of the Territory.

2.8.                        No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in, or with respect to, any intellectual property, Technology, Patent Right or information. Each Party hereby expressly retains and reserves all rights and interests with respect to Patent Rights, Technology or other intellectual property rights not expressly granted to the other Party hereunder. Notwithstanding the exclusive licenses granted to Anji Pharma pursuant to Section 2.1.1, LipimetiX and its Affiliates shall retain, and have the right to sublicense to Third Parties, the following rights under the LipimetiX IP: (a) the sole and exclusive right to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Compounds and Products in the Field outside the Territory; and (b) the non-exclusive right to Develop the Compounds and Products in or for the Territory on behalf of Anji Pharma or its Affiliates pursuant to the Development Plan.

3.	PAYMENTS.

3.1.                        Upfront Payment. In partial consideration of the rights granted by LipimetiX to Anji Pharma hereunder, within fifteen (15) days following the Effective Date, Anji Pharma shall pay LipimetiX a one-time, nonrefundable, noncreditable payment of Two Million Dollars (US $2,000,000).

3.2.                        Development Milestones. In partial consideration of the rights granted by LipimetiX to Anji Pharma hereunder and subject to the terms and conditions set forth in this Agreement, Anji Pharma shall pay to LipimetiX the following development milestone payments. Anji Pharma shall provide written notice to LipimetiX within ten (10) Business Days after the first achievement of the specified development milestone event. Each development milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments. Each development milestone shall be payable whether or not achieved by or on behalf of Anji Pharma or any other Anji Pharma Related Party.

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3.2.1.      Development Milestone for Initiation of Phase III Clinical Trial. Anji Pharma shall pay to LipimetiX a development milestone payment of One Hundred Thousand Dollars (US $100,000) within thirty (30) days after the first dosing of the first subject in the first Phase III Clinical Trial for (a) the first Product for the first Indication in the Field and (b) a different embodiment of the Product for a second Indication in the Field. For the avoidance of doubt, if such development milestone payment is paid for any Product in an Indication, such development milestone payment will not be owed by Anji Pharma if a different embodiment of the Product later achieves the same development milestone in the same Indication or if the same embodiment of the Product triggering such development milestone achieves the same milestone in a different Indication.

3.2.2.      Development Milestone for Chinese Regulatory Approval. Within thirty (30) days after receiving Regulatory Approval in any provincial or national jurisdiction in the Territory by the applicable Regulatory Authority allowing an Anji Pharma Related Party to market and sell the Product in such jurisdiction, Anji Pharma shall pay to LipimetiX a development milestone payment of One Million Dollars (US $1,000,000) for the first Indication for the first Product in the Field, whether or not achieved by, or on behalf of, an Anji Pharma Related Party. For the avoidance of doubt, (a) if such development milestone payment is paid for any such first Product in the first Indication, then such payment will no longer be owed by Anji Pharma for any additional Product or Indication, (b) the maximum amount payable to LipimetiX under this Section 3.2.2 in the aggregate for all Products and all Indications is One Million Dollars (US $1,000,000), following which payment no additional payments shall be due under this Section 3.2.2.

3.3. Royalty Payments.

3.3.1.      Royalties. Subject to the provisions of Section 3.3.2, commencing upon the First Commercial Sale of a Product in the Territory through the end of the Royalty Term for any particular jurisdiction, Anji Pharma shall pay to LipimetiX a royalty of three percent (3.0%) of Net Sales of the Products sold by an Anji Pharma Related Party, in the Territory. For the avoidance of doubt, royalties shall be payable on a Product-by-Product, jurisdiction-by-jurisdiction, Territory-wide and Calendar Quarterly basis. The obligation to pay royalties under this Agreement shall be imposed only once with respect to the sale of any unit of Product.

3.3.2.      Royalty Adjustments. The following adjustments shall be made, on a Product-by-Product, jurisdiction-by-jurisdiction and Territory-wide basis, to the royalties payable pursuant to Section 3.3.1:

3.3.2.1.            Third Party Licenses. If it is necessary or desirable for an Anji Pharma Related Party to license intellectual property rights from one or more Third Parties, to develop, Manufacture, Commercialize or use any Product in the Field in the Territory, then such Anji Pharma Related Party may, in its sole discretion, negotiate and obtain a license under such Third Party rights (each such Third Party license referred to herein as an “Additional Third Party License”). Subject to Section 3.3.2.5, any royalty otherwise payable to LipimetiX under this Agreement with respect to Net Sales of any Product by an Anji Pharma Related Party shall be reduced by fifty percent (50%) of the aggregate royalties payable to Third Parties pursuant to any Additional Third Party License, such reduction to continue until all such amounts have been expended.

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3.3.2.2.            No Adjustment for LipimetiX Third Party Agreements. LipimetiX shall be solely responsible for (a) all obligations (including any royalty, milestones or other obligations that relate to the LipimetiX IP) under its agreements with Third Parties that are in effect as of the Effective Date or any agreement that LipimetiX may enter into during the Term and (b) all payments to inventors of LipimetiX IP, including payments under inventorship compensation laws.

3.3.2.3.            Generic Entry. Subject to Section 3.3.2.5, any royalty otherwise payable to LipimetiX under this Agreement with respect to Net Sales based on sales of a Product in a given jurisdiction in the Territory shall be reduced by fifty percent (50%) for the remainder of the applicable Royalty Term, at any time following the first sale of a Generic Product in such jurisdiction if (a) the unit volume of Generic Product(s) sold in such jurisdiction by one (1) or more Third Parties in a Calendar Quarter is at least twenty-five percent (25%) of the unit volume of Product sold by all Anji Pharma Related Parties in such jurisdiction. Unless otherwise agreed by the Parties, the unit volumes of Generic Product(s) sold during a Calendar Quarter shall be as reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or any successor to IMS or any other independent sales auditing firm reasonably agreed upon by the Parties

3.3.2.4.            Expiration of Valid Claims. Subject to Section 3.3.2.5, in the event that, and in such case from and after the date on which, a Product is sold in a country or other jurisdiction and is not Covered by a Valid Claim of a LipimetiX Patent Right or a Product Patent Right claiming the (i) composition of matter of such Product, the royalty rate for such Product shall be reduced by fifty percent (50%).

3.3.2.5.            Royalty Adjustment Limit. Notwithstanding the foregoing, in no event shall the aggregate royalty reductions described in this Section 3.3.2 act to reduce the royalties payable by Anji Pharma Related Parties to less than fifty percent (50%) of the amounts payable by such Anji Related Parties for a given Calendar Quarter pursuant to Section 3.3.1 and the royalty rate for the royalties payable by Anji Related Parties to LipimetiX shall not in any such event be less than one and one-half percent (1.5%).

3.3.3.      Royalty Statements and Payments. Within forty-five (45) days of the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), Anji Pharma shall deliver to LipimetiX a reasonably detailed written report setting forth, for such Calendar Quarter, the following information, on a Product-by-Product, jurisdiction-by-jurisdiction and Territory-wide basis: (a) the total gross sales for each Product and the calculation of Net Sales from such gross sales, (b) the deductions by category of permitted deductions set forth in the Net Sales definition set forth in Section 1.33, (c) the basis for any adjustments to the royalty payable, (d) the currency conversion method used and (e) the royalty due hereunder for the sale of each such Product. The total royalty due for the sale of all such Products during such Calendar Quarter shall be remitted at the time such report is made. If no royalty is due for any royalty period hereunder following First Commercial Sale of a Product by an Anji Pharma Related Party pursuant to this Agreement, Anji Pharma shall so report.

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3.3.4.      Minimum Royalties to UABRF. The Parties acknowledge that beginning on January 1 of the first calendar year following the year in which the First Commercial Sale of a Product occurs, annual minimum royalty payments shall be payable to UABRF under the UABRF Agreement (“UABRF Minimum Royalty Payments”).

3.3.4.1.            In the event that either (a) LipimetiX (or its Affiliates or Sublicensees) has a First Commercial Sale for any Product sold outside the Field or outside the Territory prior to an Anji Pharma Related Party having a First Commercial Sale for the relevant Product, or (b) the aggregate royalty payments due to LipimetiX under Sections 3.3.1 and 3.3.2 meet or exceed the applicable minimum royalty payment as set forth in the table below (“LipimetiX Minimum Royalty Payments”) for Net Sales occurring before the date set forth in the table below, then in the case of each of (a) and (b) LipimetiX shall be fully responsible and liable for paying the applicable UABRF Minimum Royalty Payments to UABRF.

3.3.4.2.            In the event that (a) an Anji Pharma Related Party has a First Commercial Sale for any Product inside the Field and inside the Territory prior to LipimetiX having a First Commercial Sale for the relevant Product outside the Field or outside the Territory and (b) the aggregate royalty payments due to LipimetiX under Sections 3.3.1 and 3.3.2 are less than the applicable LipimetiX Minimum Royalty Payment for Net Sales occurring before the date set forth below, then, for each calendar year ending prior to the time that LipimetiX or any of its Affiliates or licensees (other than an Anji Pharma Related Party) sells any product covered by the UABRF Agreement, Anji Pharma shall pay to LipimetiX the amount of the difference between the applicable LipimetiX Minimum Royalty Payment and the aggregate royalty payments due under Sections 3.3.1 and 3.3.2 (the “Shortfall Payments”) concurrently with, and in addition to, the payment of such aggregate royalty amounts due under Sections 3.3.1 and 3.3.2 for the Calendar Quarter ending on December 31 of the applicable calendar year, and LipimetiX shall in turn pay UABRF the UABRF Minimum Royalty Payment due. Beginning on the calendar year in which LipimetiX or any of its Affiliates or licensees (other than an Anji Pharma Related Party) sells any product covered by the UABRF Agreement, LipimetiX shall be fully responsible for payment of the UABRF Minimum Royalty Payment and Anji Pharma shall have no further obligation to pay any Shortfall Payment. Each Shortfall Payment made by Anji Pharma to LipimetiX hereunder shall carry forward and be credited against any royalties otherwise payable to LipimetiX in subsequent Calendar Quarters.

Calendar Year Ending	Minimum Royalty Payment
December 31 of the first calendar year following the calendar year in which the First Commercial Sale occurs	Five hundred thousand dollars (US $500,000)
Each December 31 thereafter during the Term	One million dollars (US $1,000,000)

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Upon the expiration of the Term or earlier termination of this Agreement, any minimum royalties shall be pro-rated as of the date of termination or expiration by the number of days elapsed in the applicable twelve (12) month period. In the event of “generic competition, the sale of any combination products and/or the grant of compulsory licenses,” as contemplated under Section 5.9 of the UABRF Agreement, LipimetiX shall negotiate in good faith amendments to the UABRF Minimum Royalty Payments, as permitted by Section 5.9 of the UABRF Agreement. LipimetiX agrees that any benefits or reductions received by LipimetiX under the UABRF Agreement with respect to the minimum royalty payments shall flow through to this Agreement and the Parties shall amend this Agreement to make corresponding adjustments. In no event shall Anji Pharma be obligated to pay any minimum royalty payment in excess of the amounts set forth in this Agreement, regardless of any amendment to the UABRF Agreement.

3.4.                        Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for any Product in a given jurisdiction, no further royalties shall be payable in respect of sales of such Product in such jurisdiction and, thereafter the license granted to Anji Pharma under Section 2.1.1 shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.

3.5. Taxes and Withholding.

3.5.1.      VAT. It is understood and agreed between the Parties that any payments due under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable.  Where VAT is properly added to a payment due under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the jurisdiction in which the VAT tax is chargeable.

3.5.2.      Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate Governmental Authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a Governmental Authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Amount”), the Withholding Party will have no right (a) to offset the Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice pursuant to Section 3.6 the other Party for the Amount or (c) to otherwise pursue payment or reimbursement of the Amount by the other Party or any other available remedy.

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3.6.                        Invoices. With respect to any amounts invoiced under this Agreement, the invoiced Party shall pay to the other Party in full all the amounts included in such invoice within thirty (30) days after the date such invoice is received; provided, however, that if any portion of an invoice is disputed, then the invoiced Party shall pay the undisputed amounts as set forth in such invoice and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable, including by exchanging supporting documentation reasonably requested by the invoiced Party. Following resolution, the invoiced Party shall pay the amounts ultimately determined to be due, if any, within thirty (30) days after the Parties, acting in good faith, resolve the dispute.

3.7.                        Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, any Net Sales, royalty adjustments and costs referred to in this Agreement that are recorded in local currencies shall be translated into United States dollars in a manner consistent with normal custom and trade practices used to prepare its audited financial statements for external reporting purposes with respect to the relevant Calendar Quarter in which such Net Sales, adjustments and costs actually occurred. If, due to restrictions or prohibitions imposed by any Governmental Authority, a given payment cannot be made as provided in this Article 3, the Parties shall promptly consult with a view of finding, in good faith, a prompt solution to enable the making of any such payment, provided that the Party having the obligation to make such payment will remain fully responsible for making such payment until such payment is received in full by the other Party.

3.8.            Interest Due. Without limiting any other rights or remedies available to LipimetiX, Anji Pharma shall pay LipimetiX interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one percent (1.0%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

3.9.            Method of Payment. Except as permitted pursuant to Section 3.7, each payment due hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism or any other means of electronic funds transfer mutually agreed upon by the Parties to such bank account of LipimetiX as set forth below or as designated by LipimetiX in writing to Anji Pharma at least thirty (30) days before the payment is due:

Financial Institution:	Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94163

ABA Routing Number: 121000248

Account Number: 4122326481

Account Name: LipimetiX Development, Inc.

Amount of Transfer/Currency: $

3.10.        Record Keeping. Anji Pharma shall keep, and shall cause each of its applicable Affiliates and Sublicensees, if any, to keep, true, complete and accurate books and accounts of record in connection with the gross sales of Products and any deductions thereto in accordance with the Net Sales definition set forth in Section 1.33 in connection with the calculation of Net Sales, in sufficient detail to permit accurate determination of all figures necessary for verification of amounts to be paid hereunder and of compliance with the terms and conditions of this Agreement. Anji Pharma shall maintain, and shall cause each of its applicable Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees, if any, to maintain, such books and accounts, for a period of at three (3) years after the end of the Calendar Quarter to which they pertain.

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3.11.        Audits. At the request of LipimetiX, Anji Pharma shall permit an independent public accounting firm of nationally recognized standing selected by LipimetiX and as to which Anji Pharma has no reasonable objection, at reasonable times during normal business hours and upon reasonable notice, to audit the books and accounts of Anji Pharma or its Affiliates, as well as all necessary supporting records maintained by Anji Pharma or its Affiliates pursuant to Section 3.10 to ensure the accuracy of all reports and payments made hereunder. Such audits may not (a) be conducted for any Calendar Quarter more than three (3) years after the end of such Calendar Quarter, (b) be conducted more than once in any given twelve (12) month period or (c) be repeated for any Calendar Quarter, except in the case of fraud or willful misconduct. Anji Pharma shall include similar audit rights in its sublicense agreements with any applicable Sublicensee. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies (including the reasons therefor). No other information shall be shared. The results of each audit, if any, shall be binding on both Parties absent manifest error in respect to such audit. Except as provided below, the cost of each audit shall be borne by LipimetiX, unless the audit reveals a variance of more than the greater of five percent (5%) from the reported amounts, in which case Anji Pharma shall bear the reasonable out-of-pocket costs of the audit.

3.11.1.  Underpayments/Overpayments. If such accounting firm concludes that additional amounts were due to LipimetiX, then Anji Pharma will pay to LipimetiX the additional amounts within forty-five (45) days of the date Anji Pharma receives such accountant’s written report. If such accounting firm concludes that Anji Pharma overpaid amounts to LipimetiX, then the overpayments shall be fully creditable against amounts payable in subsequent payment periods; provided, that if such overpayments are not able to be credited in full over the course of the Calendar Quarter immediately following such audit, then LipimetiX will refund such overpayments to Anji Pharma within forty-five (45) days of the date LipimetiX receives such written request from Anji Pharma.

3.11.2.  Confidentiality. Notwithstanding any provision of this Agreement to the contrary, all reports and financial information of the Anji Pharma Related Parties that are provided to, or subject to review by, LipimetiX under this Article 3 shall be deemed to be Anji Pharma’s Confidential Information and subject to the provisions of Article 7.

4.                  PRODUCT DEVELOPMENT AND REGULATORY AFFAIRS.

4.1.            Development Plan. Within thirty (30) days after the Effective Date, Anji Pharma shall prepare an initial Development plan, setting forth the non-clinical and clinical Development activities with respect to the Product pursuant to this Agreement, and deliver such Development plan to LipimetiX. The Parties shall promptly discuss and endeavor to finalize such initial

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Development plan within thirty (30) days thereafter, which upon mutual acceptance by the Parties, shall be deemed effective (the “Initial Development Plan”). During the Term, except as may be expressly set forth in this Agreement and the Development Plan agreed to by the Parties, the Anji Pharma Related Parties shall have sole authority over, and control of, the Development of Compounds and Products in the Territory, including the Manufacture of Compounds and Products for such Development, and shall bear all costs and expenses of such Development. Prior to January 1 of each calendar year during the Term, an Anji Pharma Related Party shall prepare an updated Development Plan for the following calendar year and submit such revised Development Plan to LipimetiX. Anji Pharma may from time to time, at its election and sole discretion, revise the Development Plan between annual updates; provided, however, that Anji Pharma will provide to LipimetiX such revised Development Plan in the event of any material changes to the Development Plan along with an explanation of the reasons for any such material changes. Notwithstanding the foregoing, (a) any modification to the Development Plan that materially increases the costs or obligations of LipimetiX shall require the prior written approval of LipimetiX, (b) the Development Plan shall summarize the Development activities of the Anji Pharma Related Parties in sufficient detail to enable LipimetiX to determine Anji Pharma’s compliance with its diligence obligations hereunder, and (c) the Development Plan shall always include (i) a program of Development activities and (ii) reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for the Compounds and Products. Any revised Development Plan shall be deemed to be agreed to upon submission to LipimetiX or, if subject to LipimetiX’s approval rights in the immediately preceding sentence, upon written approval of LipimetiX. If LipimetiX believes that a change to the Development Plan would be reasonably expected to have a material adverse effect on Development or Commercialization activities for the Compound or Product conducted by or on behalf of LipimetiX or its Affiliates outside the Territory, the Parties shall discuss such concerns and Anji Pharma shall consider such concerns in good faith and use Commercially Reasonable Efforts to address any such concerns. All clinical trials conducted in the Territory pursuant to the Development Plan shall be performed in accordance with all Applicable Laws as well as the ICH guidelines. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail. The Development Plan shall be considered Confidential Information of Anji Pharma.

4.2.            Records and Development Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Development Plan, if any, and all Technology resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of activates under the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. On or before January 1 of each calendar year during the Term, Anji Pharma shall provide LipimetiX with a written report describing, in reasonable detail, all Development activities related to the Compounds and Products and performed by the Anji Pharma Related Parties during the preceding calendar year, which report shall be considered the Confidential Information of Anji Pharma. If reasonably requested by either of the Parties, at frequencies no more than once per Calendar Quarter the Parties shall meet (which may be by teleconference) to discuss the progress of the Development activities by the Anji Pharma Related Parties and reasonably cooperate to obtain relevant information reasonably requested by the other Party in advance of such meeting.

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4.3.            Development and Regulatory Diligence. Anji Pharma will, and will cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least one (1) Product in at least one (1) Indication in the Territory, at the sole cost and expense of the Anji Pharma Related Parties, and in compliance with all Applicable Laws, including all legal and regulatory requirements pertaining to the design and conduct of clinical trials. Except as otherwise set forth herein or provided by Applicable Law, Anji Pharma will have no other diligence obligations with respect to the Development or Regulatory Approval of Products under this Agreement. Anji Pharma makes no representation, warranty or covenant, either express or implied, that it will successfully Develop or obtain Regulatory Approval for any Product in any Indication in the Territory. If LipimetiX is or becomes aware of facts that might form a reasonable basis to allege that Anji Pharma has failed to meet any of its obligations under this Section 4.3, the dispute resolution procedures under Section 11.9.1 shall apply.

4.4.            Regulatory Approvals and Documentation Sharing. The Anji Pharma Related Parties shall have the sole authority to file applications for Regulatory Approval for Products in the Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval. Each Party shall share, at the written request of the other Party, any data or information, including any pre-clinical data, clinical data, post-market study data and formulation data included or relied upon for any Regulatory Approval for any Product in such Party’s respective territory and shall provide updates to the other Party on the status of such Regulatory Approvals on a regular basis, but no less frequently than once per Calendar Quarter. LipimetiX shall reasonably cooperate with Anji Pharma, including by providing any requested documents on a timely basis, to enable Anji Pharma to obtain expedited review and Regulatory Approval for the Products in the Territory if applicable.

4.5.            Pharmacovigilance. Within ninety (90) days after written request by Anji Pharma, the Parties (either themselves of through their respective Affiliates or Sublicensees) shall enter into a written agreement to initiate a process for the exchange of safety data and information (including post-marketing spontaneous reports received by each Party and its Affiliates and Sublicensees) in a mutually agreed format in order to monitor the safety of the Compounds or Products and to meet reporting requirements with any applicable Regulatory Authority. Until such processes are set forth in a written agreement between the Parties, the Party responsible for pharmacovigilance prior to execution of such written agreement shall have sole pharmacovigilance responsibility for the Compound(s) and Products, subject to all Applicable Laws. In the event that such written agreement or this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance obligations are fulfilled.

5.	COMMERCIALIZATION ACTIVITIES.

5.1.            General. During the Term, except as may be expressly set forth in this Agreement or otherwise agreed by the Parties and subject to Applicable Laws, the Anji Pharma Related Parties shall have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory, including sole and exclusive control in the Territory over (a) the pricing of Products and (b) the negotiation of Product pricing with Regulatory Authorities and other Third Parties.

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5.2.            Branding. The Anji Pharma Related Parties shall select and own all Trademarks used in connection with the Commercialization of any and all Products in the Field in the Territory. Neither LipimetiX nor its Affiliates shall use or seek to register, anywhere in the world, any Trademark that is confusingly similar to any Trademark used by, or on behalf of, an Anji Pharma Related Party in connection with any Product.

5.3.            Manufacturing. Anji Pharma shall have the exclusive right to Manufacture Products itself or through one or more of its Affiliates or Third Parties, in each case, selected by Anji Pharma in its sole discretion, provided, however, that if Anji Pharma desires to source Products from the same Manufacturers as LipimetiX, LipimetiX shall reasonably cooperate with the applicable Anji Pharma Related Party to make introductions, as necessary, and to the extent such Manufacturer is restricted from contracting with such Anji Pharma Related Party because of any agreement or arrangement such Manufacturer has with LipimetiX, LipimetiX shall deliver any necessary consents allowing for such Anji Pharma Related Party to enter into an agreement with such Manufacturer for the Manufacture of Compound or Product in the Field in the Territory.

5.4.            Progress Reporting. On or before January 1 of each calendar year during the Term, Anji Pharma shall provide LipimetiX with a written report describing, in reasonable detail, all Commercializing activities related to the Products and performed by the Anji Pharma Related Parties during the preceding calendar year. Any information or written report provided by Anji Pharma to LipimetiX pursuant to this Section 5.4 shall be deemed to be the Confidential Information of Anji Pharma. If reasonably requested by LipimetiX, Anji Pharma shall meet with LipimetiX (which may be by teleconference) no more than once per calendar year to discuss any reasonable questions or comments that LipimetiX might have on such report and the Commercialization activities of the Anji Pharma Related Parties and reasonably cooperate to obtain relevant information from the Anji Pharma Related Parties reasonably requested by LipimetiX in advance of such meeting as may be necessary to determine compliance with Section 5.5.

5.5.            Commercial Diligence. Anji Pharma will, and will cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to (a) Commercialize at least one (1) Product in the Field in the Territory and (b) effect the First Commercial Sale of each Product for which Regulatory Approval is obtained as soon as reasonably practicable after receipt of such Regulatory Approval (i) at the sole cost and expense of the Anji Pharma Related Parties and (ii) in compliance with all Applicable Laws. Following the First Commercial Sale of a Product in a jurisdiction in the Territory and until the expiration or termination of this Agreement, Anji Pharma shall be responsible for Manufacturing (or having Manufactured as set forth in Section 5.3) at the sole cost and expense of the Anji Pharma Related Parties and using Commercially Reasonable Efforts to maintain supplies of such Product sufficient to satisfy Anji Pharma’s expected Commercialization efforts in such jurisdiction. Except as otherwise set forth herein or provided by Applicable Law, Anji Pharma will have no other diligence obligations with respect to the First Commercial Sale or Commercialization of the Products under this Agreement. Anji Pharma makes no representation, warranty or covenant, either express or implied, that it will successfully Commercialize any Product in any Indication in the Territory. If LipimetiX is or becomes aware of facts that might form a reasonable basis to allege that Anji Pharma has failed to meet any of its obligations under this Section 5.5, the dispute resolution procedures under Section 11.9.1 shall apply.

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6.                  INTELLECTUAL PROPERTY.

6.1.            Ownership of Intellectual Property. Subject to the terms and conditions of this Agreement and except as expressly provided otherwise in this Agreement, ownership of any invention or Patent Right arising from this Agreement shall be determined by application of United States patent laws pertaining to inventorship to the extent legally possible. Notwithstanding the foregoing, each Party hereby acknowledges and agrees that Product Inventions and Product IP shall be owned jointly by the Parties with each Party having an equal undivided joint ownership interest in such Product IP, and each Party hereby consents to the use by the other Party of such Product Inventions and Product IP in accordance with the licenses granted hereunder, as may be in effect from time to time. Subject to Third Party confidentiality obligations, each Party shall disclose Product Inventions (and related Product Technology) generated, conceived or reduced to practice to the other Party promptly, and in any event within thirty (30) days, after becoming aware of any Product Inventions (or related Product Technology) included therein. Each Party hereby assigns and agrees to assign, and shall cause its employees, consultants, contractors, agents and Affiliates to assign, to the other Party its right, title and interest in and to any Product IP to the extent required to effect the equal undivided joint ownership of such Product IP described in this Section 6.1. Anji Pharma shall include in its sublicenses ownership and assignment provisions as close as reasonably possible to enable the intent of the ownership and assignment of Product IP as contemplated by this Section 6.1. Each Party shall take all actions necessary to effect or perfect such assignments, including executing any necessary documents or making any necessary filings; provided, that notwithstanding the foregoing, with respect to any Product Invention (and related Product Technology), unless and until the Parties otherwise agree in writing, neither Party will (a) claim or disclose any Product Invention (or related Product Technology) in a patent application or (b) otherwise seek to obtain intellectual property rights in any Product Invention (and related Product Technology). This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c), as amended, to develop the Compounds and Products. With respect to any jointly owned Patent Rights or other intellectual property rights, other than the Product Patent Rights or Product IP, each Party shall be free to exploit, and each Party hereby consents to the other Party’s right to exploit, such Patent Right or intellectual property rights on a non-exclusive basis, without an obligation of accounting to the other Party.

6.2.            Filing, Prosecution and Maintenance of Patent Rights.

6.2.1.      First Right. As between the Parties and subject to the UABRF Agreement, LipimetiX (or UABRF as the case may be) shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the LipimetiX Patent Rights and Product Patent Rights in the Territory, using Ballard Spahr LLP with respect to Patent Rights owned by UABRF or other patent counsel reasonably acceptable to both Parties, at the sole cost and expense of LipimetiX, except that Anji Pharma shall reimburse LipimetiX after receipt of an invoice in accordance with Section 3.6 for any patent expenses in the Territory billed to LipimetiX through UABRF from the attorney-of-record Ballard Spahr LLP or other patent counsel as the case may be. With respect to any jointly owned Patent Rights other than the Product Patent Rights, the Parties shall discuss in good faith and determine which Party shall take the lead in preparing, filing prosecuting and maintaining such Patent Right on a worldwide basis and the non-leading Party shall have comment and step-in rights similar to those contained herein, but without regard to jurisdiction.

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6.2.2.      Comment Rights. LipimetiX shall keep Anji Pharma regularly advised on the status of the prosecution and maintenance of all LipimetiX Patent Rights, to the extent related to the Territory, and Product Patent Rights, or as reasonably requested by Anji Pharma. LipimetiX shall allow Anji Pharma a reasonable opportunity and reasonable time to review and comment and offer guidance regarding substantive communications from the relevant patent offices or Governmental Authorities and drafts of any responses or other proposed filings before any such filings are submitted to any relevant patent offices or Governmental Authorities, and with respect to any such communications, responses or filings in the Territory, and subject to the UABRF Agreement, LipimetiX shall take such guidance and incorporate such comments for such Patent Rights from Anji Pharma unless such comments or guidance would be reasonably expected to have a material adverse effect on the foreign counterparts of such Patent Rights outside of the Territory. To the extent reasonably practicable, LipimetiX shall give Anji Pharma at least forty-five (45) days’ notice and a copy of any draft application before any new intended filing of any LipimetiX Patent Rights or Product Patent Rights during the Term in the Territory and LipimetiX will cooperate with Anji Pharma with respect to the timing and disclosure in such new filing. Except with respect to the filing, prosecution, maintenance, enforcement or defense of the Product Patent Rights, neither Party shall without the other Party’s prior written consent, disclose any of such other Party’s Confidential Information in or in connection with the filing, prosecution, maintenance, enforcement or defense of any Patent Right whether under this Article 6 or otherwise.

6.2.3.      Step-In Rights. If LipimetiX at any time declines to control a filing for, or declines continue prosecution or maintenance of any of the LipimetiX Patent Rights or Product Patent Rights, LipimetiX shall provide Anji Pharma with forty-five (45) days’ prior written notice to such effect, and LipimetiX shall have no responsibility with respect to the prosecution or maintenance of the applicable Patent Right and no responsibility for any expenses incurred in connection with such Patent Right after the end of such forty-five (45) day period. If Anji Pharma gives written notice to LipimetiX before the end of such forty-five (45) day period that Anji Pharma elects to continue prosecution or maintenance, subject to the UABRF Agreement (a) LipimetiX, upon Anji Pharma’s request, shall execute such documents and perform such acts, at Anji Pharma’s sole cost and expense, as may be reasonably necessary to permit Anji Pharma to prosecute and maintain such Patent Right at its sole cost and expense, (b) Anji Pharma shall keep LipimetiX regularly advised on the status of the prosecution and maintenance of all such Patent Rights and at other times as reasonably requested by LipimetiX, (c) Anji Pharma shall allow LipimetiX a reasonable opportunity and reasonable time to review and comment and offer guidance regarding material and substantive communications from the relevant patent offices or Governmental Authorities and drafts of any responses or other proposed filings before any such filings are submitted to any relevant patent offices or Governmental Authorities. Anji Pharma shall not take any action during the prosecution of any such Patent Rights that would likely have a material adverse effect on the foreign counterparts of such Patent Rights outside the Territory without Lipimetix’s prior written consent. If Anji Pharma does not give written notice to LipimetiX before the end of the forty-five (45) day period noted above that Anji Pharma elects to continue prosecution or maintenance of such Patent Right, LipimetiX shall be entitled to allow such Patent Right to lapse.

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6.2.4.      Anji Pharma Patent Rights. Subject to Section 6.2.1 and excluding Patent Rights jointly owned by the Parties, Anji Pharma shall have the sole right, but no obligation, to prepare, file, prosecute and maintain the Patent Rights that it solely (as between the Parties) owns or to which it otherwise has Control of prosecution rights, including the Anji Pharma Patent Rights, in its sole discretion, at its sole cost and expense.

6.2.5.      LipimetiX Patent Rights. Subject to this Section 6.2 and excluding any Patent Rights jointly owned by the Parties, LipimetiX shall have the sole right, but no obligation, to prepare, file, prosecute and maintain the Patent Rights that it solely (as between the Parties) owns or to which it otherwise has Control of prosecution rights, including the LipimetiX Patent Rights and Product Patent Rights outside the Territory, in its sole discretion, at its sole cost and expense.

6.3.            Enforcement and Defense of Patent Rights.

6.3.1.      Enforcement of LipimetiX Patent Rights and Product Patent Rights. Each Party will promptly notify the other Party in the event of any actual, potential or suspected infringement of a Patent Right under the LipimetiX Patent Rights or Product Patent Rights by any Third Party. As between Anji Pharma and LipimetiX, and subject to the UABRF Agreement, Anji Pharma shall have the first right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection therewith in the Territory having an adverse effect on the Development, Manufacture or Commercialization of the Compound or Product by or on behalf of an Anji Pharma Related Party in the Field in the Territory; provided, that if any Third Party infringer is also Commercializing products infringing LipimetiX Patent Rights or Product Patent Rights outside the Territory in any major market (i.e., the United States, Canada, United Kingdom, Germany, France, Italy Spain, Japan or Australia), LipimetiX shall have the first right but not the obligation to enforce such intellectual property in the Territory in coordination with a broader litigation strategy. Any such litigation or steps in the Territory shall be at the enforcing Party’s sole cost and expense; provided that any recoveries resulting from such litigation or steps relating to a claim of Third Party infringement taken in the Territory, after deducting the enforcing Party’s reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) in pursuing such claim, shall be allocated seventy percent (70%) to the enforcing Party and thirty percent (30%) to the non-enforcing Party. The enforcing Party shall not, without the prior written consent of the non-enforcing Party, enter into any compromise or settlement relating to such litigation in the Territory that (a) admits the invalidity or unenforceability of any LipimetiX Patent Right or Product Patent Right, (b) requires a Party to abandon any LipimetiX Patent Right or Product Patent Right or (c) places a financial obligation on, or admits the fault of, the other Party. In order to establish standing, the non-enforcing Party, upon request of the enforcing Party, agrees to timely commence or to join in any such litigation (or cause its Affiliates or Third Party licensors to do so), at the enforcing Party’s sole cost and expense, and in any event to cooperate with the enforcing Party in such litigation or steps at the enforcing Party’s sole cost and expense. The non-enforcing Party will have the right to consult with the enforcing Party about such litigation and to participate in, and be represented by, independent counsel in such litigation at the non-enforcing Party’s sole cost and expense. If the Party with the first right to enforce fails to institute such litigation or otherwise take steps to remedy the infringement of a LipimetiX Patent Right or Product Patent Right within ninety (90) days of its receipt of notice thereof or if earlier, by the date in which the other Party would be materially prejudiced in seeking any remedy, then the other Party shall have the right, but not the obligation, upon thirty (30) days’ prior notice to the Party with the first right to enforce, at such other Party’s sole cost or expense, to institute any such litigation and such other Party shall be the enforcing Party. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 6.3.1 or any unfavorable decision resulting therefrom, including any decision holding any LipimetiX Patent Right or Product Patent Right is invalid or unenforceable. For clarity, this Section 6.3.1 shall apply to any proposed counterclaim alleging infringement of a LipimetiX Patent Right or Product Patent Right in the Territory having an adverse effect on the Development, Manufacture or Commercialization of the Compound or Product by or on behalf of an Anji Pharma Related Party in the Field in the Territory.

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6.3.2.      Enforcement of Anji Pharma Patents. Anji Pharma shall have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Anji Pharma Patent Right, at its sole cost and expense.

6.3.3.      Enforcement of LipimetiX Patents and Product Patent Rights Outside the Territory. Notwithstanding the forgoing, LipimetiX shall have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any LipimetiX Patent Right or Product Patent Right outside the Territory (and not also in the Territory), at its sole cost and expense.

6.3.4.      Allegations of Infringement and Right to Seek Third Party Licenses.

6.3.4.1.            Notice. If the Development, Manufacture, Commercialization or use of any Compound or Product in the Field in the Territory, the practice of any LipimetiX IP or Product IP in the Field in the Territory or the exercise of any other right granted by LipimetiX to Anji Pharma hereunder (collectively, the “Licensed Activities”) by an Anji Pharma Related Party is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other intellectual property rights (collectively, “Third Party IP Rights”), the Party becoming aware of such allegations shall promptly notify the other Party in writing. If either Party determines that, based upon the review of any Third Party IP Rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential claim of infringement by such Third Party against either Party or their respective Affiliates or Sublicensees, then such Party shall promptly notify the other Party of such determination, and the Parties shall consult, in good faith, on the possibility of obtaining such license.

6.3.4.2.            Anji Pharma Option to Negotiate. If Anji Pharma determines, after consultation with outside patent counsel, that, in order for an Anji Pharma Related Party to engage in the Licensed Activities, it is necessary (or desirable so as to avoid any potential claim of infringement by such Third Party) to obtain a license under one or more Third Party IP Rights, then Anji Pharma shall have the sole right, but not the obligation, to negotiate and enter into such a license or other agreement with the relevant Third Party.

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6.3.5.      Third Party Infringement Suits Each of the Parties shall promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Anji Pharma or LipimetiX or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Compound or Product or the practice of any LipimetiX IP or Product IP (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim against an Anji Pharma Related Party alone or against both Anji Pharma and LipimetiX (including its Affiliates) in the Territory, Anji Pharma shall have the sole right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith, and any such defense shall be at Anji Pharma’s sole cost and expense. LipimetiX, upon request of Anji Pharma will reasonably cooperate with Anji Pharma in any litigation associated with any such Infringement Claim, at Anji Pharma’s sole cost and expense. LipimetiX will have the right to consult with Anji Pharma concerning any such Infringement Claim and to participate in, and be represented by independent counsel in, any associated litigation in which LipimetiX is a party, at LipimetiX’s sole cost and expense. In the case of any Infringement Claim against LipimetiX alone in the Territory, LipimetiX shall have the sole right, but not the obligation, to control the defense of such Infringement Claim, including control over any related settlement or appeal arising in connection therewith, and Anji Pharma, at its sole cost and expense and (a) shall have the right to consult with LipimetiX concerning such Infringement Claim and, (b) upon request of LipimetiX, will reasonably cooperate with LipimetiX at LipimetiX’s sole cost and expense (but, for clarity, Anji Pharma shall have no obligation to join any Infringement Claim or associated litigation).

6.3.6.      Other Actions by Third Parties. Each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any LipimetiX Patent Right or Product Patent Right of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding. Anji Pharma shall have the first right, but no obligation, to control the defense against any such action involving any LipimetiX Patent Right or Product Patent Right in the Territory, in its own name (to the extent permitted by Applicable Law), and any such defense shall be at Anji Pharma’s sole cost and expense, subject to LipimetiX’s indemnification obligations under Article 10 and any rights of UABRF. LipimetiX, upon Anji Pharma’s request, agrees to join in any such action at Anji Pharma’s sole cost and expense and in any event to reasonably cooperate and cause its Affiliates and Third Party licensors to reasonably cooperate with Anji Pharma at Anji Pharma’s sole cost and expense. If Anji Pharma fails to commence action for such defense (including investigative actions) against any such action involving a LipimetiX Patent Right or Product Patent Right within ninety (90) days after receiving notice of such action, then LipimetiX shall have the right to control the defense of such action, in its own name, and any such defense shall be at LipimetiX’s sole cost and expense. In such event, Anji Pharma, upon LipimetiX’s request, shall reasonably cooperate with LipimetiX in any such action at LipimetiX’s sole cost and expense.

6.3.7.      Orange Book Information. Anji Pharma shall have the sole right, but not the obligation, to submit to all applicable Governmental Authorities patent information pertaining to each Product for the Catalogue of Approved Drugs in China (i.e., the “Orange Book”).

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6.3.8.      Patent Term Restoration and Extension. Anji Pharma shall have the exclusive right, but not the obligation, to seek, in LipimetiX’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Applicable Law in the Territory, in relation to LipimetiX Patent Rights and Product Patent Rights. LipimetiX and Anji Pharma shall reasonably cooperate in connection with all such activities. Anji Pharma, its agents and attorneys will give due consideration to all suggestions and comments of LipimetiX regarding any such activities, but in the event of a disagreement between the Parties, Anji Pharma will have the final decision-making authority with respect to patent term extensions and supplemental protection certificates and the like in the Territory, and only to the extent such decision would not be reasonably expected to have a material adverse effect on any foreign counterpart of such Patent Rights outside the Territory.

6.3.9.      Indemnification Recoveries. Costs and expenses incurred by either Party under this Section 6.3 are subject to the indemnification obligations of each of the Parties pursuant to Article 10.

6.4.            Recording. If Anji Pharma deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, LipimetiX shall reasonably cooperate to execute and deliver to Anji Pharma any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Anji Pharma’s reasonable judgment, to complete such registration or recordation. Anji Pharma shall reimburse LipimetiX for all reasonable out-of-pocket expenses, including attorneys’ fees, incurred by LipimetiX in complying with the provisions of this Section 6.4. Anji Pharma shall reasonably redact such registration or recording to protect LipimetiX’s and its Affiliates’ Confidential Information to the extent allowed under Applicable Laws.

7.      CONFIDENTIALITY.

7.1.            Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that for the Term and five (5) years thereafter, the Receiving Party hereunder shall (a) keep the Disclosing Party’s Confidential Information confidential using not less than the efforts the Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement. This Agreement and the terms herein, shall be considered the Confidential Information of each Party and treated in accordance with this Article 7. If and whenever any Confidential Information is disclosed in accordance with this Article 7, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

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7.2.            Authorized Disclosure.

7.2.1.      Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights and obligations under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7.

7.2.2.      Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 7.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

7.2.2.1.            to Governmental Authorities (i) to obtain or maintain Regulatory Approvals for any Compound or Product within the Territory, and (ii) to respond to inquiries, requests or investigations relating to Compounds, Products or this Agreement;

7.2.2.2.            to outside consultants, contractors, advisory boards, managed care organizations and non-clinical and clinical investigators that (a) have a need to know such Confidential Information in connection with the Development, registration or Commercialization of any Compound or Product in the Territory and (b) are bound by non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7;

7.2.2.3.            to any bona fide potential or actual investor, acquirer, merger partner, licensee or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided, that in each case, the Disclosing Party has used Commercially Reasonable Efforts to have such partner agree in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7;

7.2.2.4.            in connection with filing or prosecuting Patent Rights or trademark rights as permitted by this Agreement,

7.2.2.5.            in connection with prosecuting or defending litigation as permitted by this Agreement;

7.2.2.6.            subject to the provisions of Section 7.5.2, in connection with, or included in, scientific presentations and publications relating to Compounds or Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials; and

7.2.2.7.            to enforce its rights under this Agreement.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 7.2.2, then such Party shall to the extent possible and legally and contractually permissible (a) give reasonable advance written notice of such disclosure to the other Party so as to allow the other Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information and (b) take such measures to ensure confidential treatment of such information as is reasonably required by the other Party, at the other Party’s sole cost and expense.

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7.3.            Securities Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the any securities commission or exchange or similar foreign governing body. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advanced written notice as is feasible under the circumstances and giving reasonable consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.3, such Party shall, at its sole cost and expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party, and such Party shall disclose only that portion of the Confidential Information that it is legally required to disclose, in the reasonable option of its counsel.

7.4.            Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, Residual Knowledge shall not be considered Confidential Information for purposes of this Article 7.

7.5.            Public Announcements; Publications.

7.5.1.      Announcements. Except as may be expressly permitted under Section 7.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. For the sake of clarity, nothing in this Agreement shall prevent either Party from making any scientific publication or public announcement with respect to any Product under this Agreement; provided, however, that, except as permitted under Section 7.2, neither Party shall disclose any of the other Party’s Confidential Information in any such publication or announcement without obtaining such other Party’s prior written consent to do so. The Parties agree that Anji Pharma and LipimetiX shall release the joint announcement attached hereto as Exhibit B regarding the signing of this Agreement promptly following the Effective Date.

7.5.2.      Publications. During the Term, either Party (or an Anji Pharma Related Party) may publish or present data or results relating to a Compound or Product developed in the Field in academic, scientific and medical publications and at academic, scientific and medical conferences; provided, that any such Party (or Anji Pharma for an Anji Pharma Related Party) shall submit to the other Party for review and approval any such proposed publication or presentation regarding any Compound or Product. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the other Party no later than forty-five (45) days before the date of submission for publication or of the presentation (the “Review Period”). LipimetiX agrees that any such proposed publication or presentation or comments thereto may be submitted to the relevant Anji Pharma Related Party(ies). The reviewing Party shall provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy and shall include in its comments any reasonable objections to the disclosure based on concern regarding the specific disclosure of Confidential Information of the reviewing Party. The other Party will delete any such Confidential Information or make appropriate revisions with regard to such Confidential Information as agreed by the Parties and consider any other such objections in good faith. If the reviewing Party believes in good faith that any information included in such publication or presentation is patentable, the reviewing Party may delay publication for an additional sixty (60) days after providing comments to prepare and file such patent applications in accordance with the terms of Section 6.2. Once any such publication is accepted for publication or any such presentation is made, the publishing or presenting Party shall provide the other Party with a copy of the final version of the publication or presentation. The Parties will comply with standard academic practice regarding authorship of scientific publications and presentations and recognition of contribution of other parties in any publication or presentation governed by this Section 7.5.2, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

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8.                  REPRESENTATIONS AND WARRANTIES.

8.1.            Mutual Representations and Warranties. Each of LipimetiX and Anji Pharma hereby represents and warrants to each other that:

8.1.1.      it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2.      the execution, delivery and performance of this Agreement by such Party have been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and do not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3.      it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.1.4.      this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and

8.1.5.      the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of, or default under, any agreement or arrangement, organizational document or governmental order, writ, injunction, decree or judgment or Applicable Law existing as of the Effective Date.

8.2.            Mutual Covenants. Each of LipimetiX and Anji Pharma hereby covenants to each other that, from the Effective Date until expiration or termination of this Agreement, it will perform its obligations under this Agreement in compliance with Applicable Laws. Each Party shall cooperate with the other Party and use Commercially Reasonable Efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

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8.3.            Representations and Warranties of LipimetiX. LipimetiX hereby represents and warrants to Anji Pharma that, as of the Effective Date:

8.3.1.      except for the rights under the UABRF Agreement, LipimetiX is the sole and exclusive owner of the LipimetiX IP, all of which is free and clear of any claims, liens, charges or encumbrances;

8.3.2.      it has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Anji Pharma under this Agreement;

8.3.3.      (a) Exhibit A attached hereto sets forth a true and complete list of all Patent Rights owned or otherwise Controlled by LipimetiX or its Affiliates that relate to the Compounds or Product in the Territory or to the Development, Manufacture or use thereof in the Territory, and (b) LipimetiX or its Affiliates have paid all filing and renewal fees due and payable with respect to and have not abandoned such Patent Rights;

8.3.4.      as of the Effective Date, LipimetiX has disclosed to Anji Pharma all material scientific and technical information and all material information relating to safety and efficacy known to it or its Affiliates with respect to the Compounds and Product (as it exists on the Effective Date);

8.3.5.      no Third Party (a) is, to LipimetiX’s actual knowledge, infringing any LipimetiX Patent Right or (b) has in writing challenged or threatened to challenge the scope, validity or enforceability of any LipimetiX Patent Right (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

8.3.6.      to LipimetiX’s actual knowledge, it has complied in all material respects with all Applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the LipimetiX Patent Rights;

8.3.7.      it has obtained from all inventors of LipimetiX IP existing as of the Effective Date and from such inventor’s employer, as applicable, valid and enforceable agreements assigning to LipimetiX each such inventor’s and such inventor’s employer’s entire right, title and interest in and to all such LipimetiX IP;

8.3.8.      no rights granted by or to LipimetiX or its Affiliates to any Third Party conflict with any right or license granted to Anji Pharma or its Affiliates hereunder; and

8.3.9.      to LipimetiX’s actual knowledge, the use, Development, Manufacture or Commercialization under this Agreement of any Compounds or Product (as it exists on the Effective Date) in the Field in the Territory (a) does not infringe any issued patent of any Third Party or (b) will not infringe the claims of any published Third Party patent application when and if such claims issue in the form published as of the Effective Date.

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8.4.            LipimetiX Covenants.

8.4.1.      LipimetiX, subject to Section 11.1, shall not, and shall cause its Affiliates not to (a) license, sell, assign or otherwise transfer to any Person (other than an Anji Pharma Related Party pursuant to the terms of this Agreement) any LipimetiX IP or Product IP (or agree to do any of the foregoing), or (b) voluntarily incur or permit to exist, with respect to any LipimetiX IP, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other agreement or arrangement, that is or would be inconsistent with the licenses and other rights granted to Anji Pharma under this Agreement.

8.4.2.      LipimetiX will not (a) take any action that diminishes the rights under the LipimetiX IP or Product IP granted to Anji Pharma under this Agreement, or (b) fail to take any action that is reasonably necessary to avoid diminishing the rights under the LipimetiX IP granted to Anji Pharma under this Agreement.

8.4.3.      LipimetiX will (a) not enter into any LipimetiX Third Party Agreement that (i) adversely affects the rights granted to Anji Pharma hereunder in any material respect, (ii) adversely affects LipimetiX’s ability to fully perform its obligations hereunder in any material respect, or (iii) places any additional obligations on an Anji Pharma Related Party; (b) not amend or otherwise modify any LipimetiX Third Party Agreement or consent or waive rights with respect thereto in any manner that (i) adversely affects the rights granted to Anji Pharma hereunder in any material respect, (ii) adversely affects LipimetiX’s ability to fully perform its obligations hereunder in any material respect or (iii) places any additional obligations on an Anji Pharma Related Party and (c) use Commercially Reasonable Efforts to remain, and cause its Affiliates to remain, in compliance in all material respects with all LipimetiX Third Party Agreements. LipimetiX shall promptly furnish Anji Pharma with true and complete copies of all amendments to any LipimetiX Third Party Agreement that affects the rights or obligations of any Anji Pharma Related Party under this Agreement and promptly notify Anji Pharma of any actual or alleged breach or default that would be reasonably expected to adversely affect the rights in any material respect.

8.4.4.      LipimetiX will use Commercially Reasonable Efforts to maintain valid and enforceable agreements with all Persons acting by, or on behalf of, LipimetiX or its Affiliates under this Agreement, which require such Persons to assign to LipimetiX their entire right, title and interest in and to all LipimetiX IP, and in the event that any issues arise, LipimetiX will promptly notify Anji Pharma, and the Parties will seek to resolve the issue.

8.5.            Anji Pharma Covenants. Anji Pharma agrees that it shall not engage in any activities that use the LipimetiX IP, Compound or Product in a manner that is outside the scope of the license rights granted to it hereunder or outside the scope of the UABRF agreement to the extent such activities require the use of the UABRF rights sublicensed by LipimetiX to Anji Pharma.

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8.6.            Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

9.      TERM AND TERMINATION.

9.1.            Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend on a Product-by-Product and jurisdiction-by-jurisdiction basis in the Territory, unless this Agreement is terminated earlier in accordance with this Article 9, until the last to expire of any Royalty Term for any Product in any such jurisdiction in the Territory.  Following expiration of the Royalty Term for any Product in a jurisdiction, the license granted to Anji Pharma under Section 2.1.1 with respect to such Product in such jurisdiction shall be a fully paid-up, perpetual, exclusive, royalty-free license.

9.2.            Termination for Convenience. Upon at least sixty (60) days’ written notice to LipimetiX, Anji Pharma may terminate this Agreement on a Product-by-Product basis, or in its entirety, without cause, for any or no reason.

9.3.            Termination for Cause. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver written notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within sixty (60) days (or twenty (20) days with respect to a payment default) after receipt of the Default Notice, or if such compliance cannot be fully achieved within such sixty- (60-) (or twenty- (20-) with respect to a payment default) day period, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

9.4.            Termination for Insolvency. To the extent permitted under Applicable Laws, either Party shall have the right to terminate this Agreement in its entirety, at its sole discretion, immediately upon delivery of written notice to the other Party upon the filing by the other Party in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition or similar filing (a) in bankruptcy or insolvency or (b) for reorganization, assignment or similar arrangement for the benefit of creditors or (c) for the appointment of a receiver or trustee of such other Party or its assets, provided in the case of each of (a), (b) and (c), upon the ninety-first (91st) day after such filing if such petition or proceeding has not been stayed or dismissed during such period.

9.5.            Termination for Failure to Develop, Manufacture or Commercialize. LipimetiX shall have the right to terminate this Agreement in its entirety, at its sole discretion, in the event that Anji Pharma fails to fulfill its obligations in any material respect under Section 4.3 or Section 5.5; provided, that (a) such breach or failure was not directly attributable to circumstances outside the reasonable control of Anji Pharma (including delays due to regulatory or legal reasons) and (b) Anji Pharma has not cured such breach or failure or is executing a mutually agreed corrective action plan within three (3) months following receipt of written notice by LipimetiX. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Anji Pharma has cured any such breach or failure or is executing a mutually agreed corrective action plan prior to the expiration of such three (3) month period.

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9.6.            Termination for Patent Challenge.

9.6.1.      LipimetiX shall have the right to terminate this Agreement in its entirety in the event Anji Pharma or any of its Affiliates challenges or knowingly and intentionally supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the LipimetiX Patent Rights, in each case, in a formal judicial proceeding or administrative action. LipimetiX ’s right to terminate this Agreement under this Section 9.6.1 may be exercised at any time after Anji Pharma or any of its Affiliates may have challenged or knowingly and intentionally supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the LipimetiX Patent Rights, provided that such proceeding or action is not withdrawn or terminated within thirty (30) days after Anji Pharma receives notice from LipimetiX of such exercise of termination rights.

9.6.2.      If a Sublicensee of Anji Pharma or its Affiliate challenges, in a formal judicial proceeding or administrative action, the validity, scope or enforceability of any of the LipimetiX Patent Rights under which such Sublicensee is sublicensed, then Anji Pharma or its Affiliate, as the case may be, shall, at LipimetiX’s election and upon written notice from LipimetiX, promptly terminate such sublicense, provided that such proceeding or action is not withdrawn or terminated within thirty (30) days after Anji Pharma receives notice from LipimetiX of such exercise of termination rights. Anji Pharma shall, and shall cause its Affiliates, as the case may be, to include within each sublicense agreement with each Sublicensee a similar right on the part of Anji Pharma or such Affiliate to terminate such sublicense agreement. If Anji Pharma or its Affiliate fails to exercise such termination right against such Sublicensee or is unable to do so because it did not include such a provision in its Sublicense, LipimetiX may immediately terminate this Agreement with respect to the rights granted to such Sublicensee.

9.7.            Effects of Termination.

9.7.1.      Effect of Termination. In the event of an early termination of this Agreement, the rights and licenses granted under Sections 2.1.1, 2.2.1 and 2.2.2 shall terminate with respect to the applicable terminated jurisdictions or terminated Product; in the event of any termination of this Agreement in part with respect to a Product or jurisdiction, all rights and licenses granted hereunder that are not so terminated shall remain in force and effect with respect to any unterminated Product or unterminated jurisdiction. In the event of any termination of this Agreement, any permitted sublicense to a Sublicensee shall, at Sublicensee’s option, survive

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such termination, provided that the Sublicensee is not in breach of any of its obligations under such sublicense at the time of termination and provided, further, such Sublicensee has not challenged (as described in Section 9.6.2) a LipimetiX Patent Right; in order to effect this survival, at the request of the Sublicensee, such sublicense shall remain in effect and be assigned to LipimetiX on substantially the same terms with LipimetiX deemed for all purposes to be the licensor thereunder provided that (a) the sublicense is consistent with the terms of this Agreement; (b) LipimetiX shall have no obligations under such sublicenses other than to preserve the effectiveness, scope and validity of the licenses granted therein under the LipimetiX IP and LipimetiX’s rights in the Product IP , and to provide such Sublicensee with information and rights of access which LipimetiX has an obligation to provide to Anji Pharma under this Agreement, but not to exceed in scope Anji Pharma’s obligations to provide information and rights of access to such Sublicensee under the applicable agreement; (c) no representation, warranty or indemnification provision shall exceed those given to Anji Pharma under this Agreement; and (d) further provided that such Sublicensee enters into an assignment agreement directly with LipimetiX to effectuate such assignment. LipimetiX shall be entitled to all payments accrued under such sublicense after the date of termination of this Agreement, and subject to effective assignment under this Section 9.7.1, (but excluding any duplicate payments) from each Sublicensee under any such sublicense in accordance with the terms of such sublicense. Subject in all cases to the survival of any rights of Sublicensees in any surviving sublicense under this Agreement, in the event of a termination by Anji Pharma under Section 9.2 or a termination by LipimetiX under Section 9.3, 9.4, 9.5 or 9.6 and upon written request from LipimetiX, Anji Pharma (a) shall grant a perpetual, worldwide, fully paid, royalty-free, fully sublicensable through multiple tiers, exclusive license to LipimetiX, under (i) Anji Pharma’s rights in any Product IP, or (ii) Anji Pharma IP, in each case that is necessary to, or used by, the Anji Pharma Related Parties as of the date of termination in their efforts to use, Develop, Manufacture and Commercialize the Compounds and Products in the Field in the Territory, and (b) shall transfer to LipimetiX copies of any embodiments of such Technology and shall assign and transfer to LipimetiX any and all of its rights, title and interest in and to any Regulatory Approvals, regulatory documents and regulatory communications then owned (in whole or in part) or otherwise Controlled by an Anji Pharma Related Party that is related to any Compound or Product in the Territory.

9.7.2.      Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right that shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement shall not relieve either Party from any obligation that is expressly indicated to survive such expiration or termination or that by its nature is intended to survive expiration or termination.

9.7.3.      Survival Period. The following sections, together with any sections that expressly survive (including any perpetual licenses granted hereunder) as well as any other provisions which by their nature are intended to survive expiration or termination, shall survive expiration or termination of this Agreement for any reason: Sections 1, 2.1.2, 2.2.3, 2.4, 2.8, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.11.1, 3.11.2, 6.1, 7, 8.6, 9.7, 9.8, 10.1, 10.2, 10.3, 10.4, 10.5 and 11.

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9.8.            Provision for Insolvency. If, at any time during the Term (a) a case is commenced by or against LipimetiX under Section 101(35A) of Title 11 of the United States Code (“Bankruptcy Code”), (b) LipimetiX files for or is subject to the institution of bankruptcy, reorganization, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) LipimetiX assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for LipimetiX’s business or (e) a substantial portion of LipimetiX’s business is subject to attachment or similar process, then Anji Pharma may terminate this Agreement by providing written notice to LipimetiX. If Anji Pharma terminates this Agreement pursuant this Section 9.8, then: (i) all licenses granted to Anji Pharma under this Agreement shall become irrevocable and perpetual. All rights and licenses now or hereafter granted by LipimetiX to Anji Pharma under or pursuant to any Section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in the Bankruptcy Code). If (1) a case under the Bankruptcy Code is commenced by or against LipimetiX, (2) this Agreement is rejected as provided in the Bankruptcy Code and (3) Anji Pharma elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then LipimetiX (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Anji Pharma all intellectual property licensed hereunder, and agrees to grant and hereby grants to Anji Pharma and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of such item to the extent related to any Compound or Product, or otherwise related to any right or license granted under or pursuant to this Agreement. LipimetiX shall not interfere with the exercise by Anji Pharma or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Anji Pharma and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the Anji Pharma Related Parties to exercise such rights and licenses in accordance with this Agreement.

10.              LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.

10.1.                    Indemnification by Anji Pharma. Anji Pharma shall defend, hold harmless and indemnify LipimetiX and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns and representatives (the “LipimetiX Indemnitees”), from and against any and all losses, damages, liabilities, penalties and reasonable costs and expenses (including reasonable fees and expenses of attorneys, accountants, professional advisors and experts) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) to the extent resulting from, or arising out of, (a) the gross negligence, willful misconduct, fraud or material breach of this Agreement by Anji Pharma or an Anji Pharma Indemnitee or inaccuracy in any representation or warranty of Anji Pharma; (b) Anji Pharma’s or any Anji Pharma Indemnitee’s failure to comply with Applicable Laws; or (c) any use, Development, Manufacture, Commercialization or other exploitation of the Compounds or Products by, or on behalf of, any Anji Pharma Related Party; except in each case to the extent such Claims are attributable to the gross negligence, willful misconduct, fraud or material breach of this Agreement by LipimetiX or a LipimetiX Indemnitee or inaccuracy in any representation or warranty of LipimetiX or any LipimetiX Indemnitee’s failure to comply with Applicable Laws.

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10.2.                    Indemnification by LipimetiX. LipimetiX shall defend, hold harmless and indemnify the Anji Pharma Related Parties and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns and representatives (the “Anji Pharma Indemnitees”), from and against any and all Losses in connection with any and all Third Party Claims to the extent resulting from, or arising out of, (a) the gross negligence, willful misconduct, fraud or breach of this Agreement by LipimetiX or a LipimetiX Indemnitee or inaccuracy in any representation or warranty of LipimetiX; or (b) LipimetiX’s or any LipimetiX Indemnitee’s failure to comply with Applicable Laws; except in each case to the extent such Claims are attributable to the gross negligence, willful misconduct, fraud or material breach of this Agreement by Anji Pharma or an Anji Pharma Indemnitee, an inaccuracy in any representation or warranty of Anji Pharma or any Anji Pharma Indemnitee’s failure to comply with Applicable Laws.

10.3.                    Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 10 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages (other than monetary damages where no financial obligation is placed on the indemnified Party) without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its sole cost and expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any particular claim, the Parties may conduct separate defenses of such claim and reserve the right to claim indemnity from each other in accordance with Sections 10.1 and 10.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 10.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

10.4.                    Mitigation of Loss. Each indemnified Party shall take and shall procure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 10. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.5.                    No Consequential Damages. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A BREACH OF ARTICLE 7 FROM ANY WILLFUL MISCONDUCT OR INTENTIONALLY WRONGFUL ACT, IN NO EVENT WILL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, MULTIPLE, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE SUFFERED BY EITHER PARTY OR ANY OF ITS REPRESENTATIVES, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS. FOR CLARITY, THIS SECTION 10.5 SHALL NOT LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO A LIABILITY BROUGHT BY A THIRD PARTY PURSUANT TO SECTION 10.1 OR 10.2.

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10.6.                    Insurance. To cover its indemnification obligations under Section 10.1 or 10.2, as applicable, at least thirty (30) days prior to the first human clinical trial, and thereafter during the Term, each Party shall cause to be in effect, at its sole expense, commercial general liability and products liability (provided, however, that products liability coverage shall be obtained is only required to be obtained in the event of a human clinical trial and to be maintained during any such clinical trial), and such other type of insurance coverage required by Applicable Law or that the Party may deem necessary to enable it to perform its obligations under this Agreement. Any insurance obtained pursuant to this Agreement shall be obtained from reputable and financially secure insurance carriers (or pursuant to a program of self-insurance), in each case with limits of not less than three million dollars (US $3,000,000) per occurrence and in the aggregate. The foregoing insurance requirement shall not be construed to create a limit on either Party’s liability hereunder.

11.  MISCELLANEOUS.

11.1.                    Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or otherwise transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign, delegate or otherwise transfer this Agreement and its rights and obligations hereunder, in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, consolidation, acquisition or similar transaction (so long as such assignment, delegation or transfer includes, without limitation, all relevant Regulatory Approvals, all Manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, however, that such successor in interest shall have agreed prior to such assignment, delegation or transfer to be bound by the terms of this Agreement in a writing provided to the other Party.  Any attempted assignment, delegation or other transfer not in accordance with the foregoing shall be null and void and of no legal effect.  Any permitted assignee, delegate or other transferee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their permitted successors and assigns.

11.2.                    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement and to confirm the Parties’ rights and obligations hereunder.

11.3.                    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to avoid or remove the condition and to mitigate its effects. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including an act of God, required compliance with Applicable Law, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate to arrive at an equitable solution. The affected party shall continue performance using Commercially Reasonable Efforts to mitigate losses and delays whenever such circumstances are removed.

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11.4.                    Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given (a) upon receipt if (i) delivered personally, (ii) delivered by email, (iii) delivered by facsimile transmission (receipt verified) or (iv) mailed by registered or certified mail (return receipt requested) postage prepaid or (b) on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), in each case, to the Parties at the following mailing addresses, email addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

if to Anji Pharma:

Anji Pharmaceuticals Inc.

4 Dana Road

Boxford, MA 01921

Attn.: Chief Scientific Officer

Email: brian@anjipharma.com

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attn.: David Halstead

Email: dhalstead@foleyhoag.com

Facsimile: 617 832 7000

if to LipimetiX:

LipimetiX Development, Inc.

5 Commonwealth Road, Suite 2a

Natick, MA 01760

Attn.: Dennis I. Goldberg, PhD, President and CEO

Email: dgoldberg@benubio.com

Facsimile: 508 878 7589

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with a copy to:

LipimetiX Development, Inc.

4301 E Keim Drive

Paradise Valley, AZ 85253

Attn.: John M. Holliman, III, Executive Chairman

Email: jholliman@capstonethx.com

Facsimile: 602 625 6600

McDermott Will & Emery LLP

28 State Street

Boston, MA 02109

Attn.: Richard B. Smith

Email: rbsmith@mwe.com

Facsimile: 617 535 3800

11.5.                    Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

11.6.                    Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized representative of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or any other provision on such occasion or any succeeding occasion.

11.7.                    Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

11.8.                    Descriptive Headings. The headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9.                    Dispute Resolution. If any dispute or disagreement arises between Anji Pharma and LipimetiX in respect of this Agreement, they shall follow the following procedures in an attempt to resolve the dispute or disagreement:

11.9.1.              If such dispute involves facts that might form a reasonable basis to allege that Anji Pharma has failed to meet any of its obligations under Section 4.3 or 5.5, then LipimetiX will promptly notify Anji Pharma in writing of such potential alleged performance failure or dispute (each such potential alleged performance failure or dispute, a “Diligence Issue”). Promptly upon Anji Pharma’s receipt of any notice of a Diligence Issue pursuant to this Section 11.9.1, the Parties shall meet and use their reasonable efforts to resolve the Diligence Issue, and if no resolution is reached within sixty (60) days, then the Parties shall try to resolve the Diligence Issue pursuant to the dispute resolution provisions set forth in Sections 11.9.3 and 11.9.4.

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11.9.2.              For all other disputes, the Party claiming that such a dispute exists shall give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute.

11.9.3.              Within fourteen (14) days of receipt of a Notice of Dispute or, with respect to a Diligence Issue, of failure to resolve such Diligence Issue in accordance with Section 11.9.1, the Chief Executive Officer of LipimetiX and the Chief Executive Officer of Anji Pharma (the “Executive Officers”) shall meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable efforts to resolve the dispute; provided, however, that such Executive Officers may each designate a senior executive to whom the dispute may be delegated for such attempted resolution.

11.9.4.              If, within ninety (90) days of initial receipt of the Notice of Dispute, the dispute has not been resolved, then the Parties agree that either Party may initiate arbitration procedures set forth in Section 11.11 to resolve the dispute.

Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, or for specific performance, to preserve or enforce its rights under this Agreement. The provisions of this Section 11.9 will survive for five (5) years after the date of termination or expiration of this Agreement.

11.10.                Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by, and interpreted in accordance with, the substantive laws of the State of Delaware, without regard to conflict of law principles thereof.

11.11.                Binding Arbitration. If the Executive Officers are not able to agree on the resolution of any such issue in accordance with Section 11.9.4, either Party may, by written notice to the other Party, elect to initiate arbitration proceedings pursuant to the procedures set forth in this Section 11.11 for purposes of having the dispute settled. Such dispute shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”) pursuant its arbitration rules, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

11.11.1.                      the arbitration shall be conducted by three (3) arbitrators appointed by the ICC, who shall be experienced in the pharmaceutical business in the relevant jurisdiction;

11.11.2.                      the place of arbitration shall be Boston, Massachusetts, USA, and all proceedings and communications shall be in English, unless otherwise agreed by all Parties involved in such dispute;

44

11.11.3.                      any Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the dispute is otherwise resolved;

11.11.4.                      notwithstanding anything herein to the contrary, any Party also may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction any temporary restraining order, preliminary injunction or other interim equitable relief necessary to protect the rights, property or interests of that Party pending the arbitration award (and this Section 11.11.4 shall be specifically enforceable);

11.11.5.                      the arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage;

11.11.6.                      the prevailing Party shall be entitled to recover from the other Party its sole costs and expenses and attorneys’ fees reasonably incurred by such prevailing Party in connection with the dispute;

11.11.7.                      this Section 11.11 shall apply to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors or employees of either of the Parties or their respective Affiliates;

11.11.8.                      except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor the arbitrators may publicly disclose the existence, content or results of an arbitration, which shall be considered Confidential Information of both Parties, without the prior written consent of all Parties; and

11.11.9.                      in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding, based on the relevant dispute would have been barred by the applicable statute of limitations.

11.12.                Intellectual Property Disputes. In the event that a dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent Rights, Trademark or other intellectual property rights, and such dispute cannot be resolved in accordance with Section 11.9, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 11.9.4 and instead, either Party may initiate litigation in a court of competent jurisdiction in any jurisdiction in which such rights apply.

11.13.                Entire Agreement. This Agreement constitutes and contains the complete, final and entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including the Non-Disclosure Agreement, which is hereby mutually terminated by the Parties effective as of the Effective Date.

11.14.                Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

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11.15.                Counterparts; Electronic Delivery. This Agreement may be executed in one (1) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, portable document format (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, all of which shall be binding when received by the applicable Party.

11.16.                No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party. However, either Party may decide, in its sole discretion, to use one or more of its Affiliates, Sublicensees or permitted designees to perform its obligations and duties hereunder; provided, that such Party shall remain liable hereunder for the performance by any such Affiliates, Sublicensees or permitted designees of any such obligations set forth herein.

11.17.                UABRF Agreement. Notwithstanding anything to the contrary herein, if the scope of any license or other rights granted to Anji Pharma, or obligations undertaken by Anji Pharma, in this Agreement, under or with respect to any of the intellectual property rights owned or controlled by UABRF, is inconsistent with the UABRF Agreement, the UABRF Agreement shall prevail, provided, however, that in no case shall Anji Pharma be responsible for any payment to UABRF other than as expressly set forth in this Agreement. The Parties agree and acknowledge that pursuant to Section 2.5(j) of the UABRF Agreement, UABRF is designated as a third-party beneficiary of this Agreement for the purpose of enforcing LipimetiX’s rights under this Agreement. Pursuant to Section 2.5(f) of the UABRF Agreement, in the event the UABRF Agreement is terminated or upon expiration of the UABRF Agreement, this Agreement shall automatically become a direct license with UABRF on the terms stated herein.

(Signature page follows.)

46

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

ANJI PHARMACEUTICALS INC.

By	/S/ Yiwei Zong
	Name:	Yiwei Zong, Ph.D.
	Title:	Chief Executive Officer

LIPIMETIX DEVELOPMENT, INC.

By	/S/ Dennis I. Goldberg
	Name:	Dennis I. Goldberg, Ph.D.
	Title:	President and CEO

Exhibit A

LipimetiX Patent Rights Existing as of the Effective Date

LICENSED PATENTS and IP

Updated April 25, 2017

All of the technology covered by the patents and patent applications listed below were created and conceived through the use of federal funds with the exception of patent filings related to UABRF intellectual property disclosure No. U2014-0016.

(U1996-0082)

U.S. Patent No. 6,156,727, “Anti-atherosclerotic peptides and a transgenic mouse model of atherosclerosis,” Garber, David W.; Anantharamaiah, Gattadahalli M., filed September 5, 1997 and issued December 5, 2000.

(U1998-0016)

U.S. Patent No. 6,506,880, “Synthetic peptides that enhance atherogenic lipoprotein uptake and lower plasma cholesterol,” Anantharamaiah, Gattadahalli M., filed March 7, 2000 and issued January 14, 2003.

(U2001-0085)

U.S. Patent No. 7,563,771, “Synthetic single domain polypeptides mimicking apolipoprotein E,” Anantharamaiah, Gattadahalli M.; Garber, David W.; Datta, Geeta, filed November 13, 2003 and issued July 21, 2009.

The corresponding foreign patents granted include:

Australian Patent No. 2003290825, filed August 4, 2005 and issued May 21, 2009.

Canadian Patent Application No. 2,514,303, filed October 26, 2005 and issued September 18, 2012.

New Zealand Patent No. 541504, filed July 28, 2005 and issued August 13, 2009.

European Patent No. 03783409.0, filed November 1, 2005 and issued February 22, 2017.

European Patent No. 1599173, filed February 21, 2017 and issued February 22, 2017.

(U2006-0028)

U.S. Patent No. 8,084,423, “Synthetic single domain polypeptides mimicking apolipoprotein E and methods of use,” Anantharamaiah, Gattadahalli M.; Garber, David W.; Datta, Geeta, filed April 17, 2006 and issued December 27, 2011.

(U2007-0040)

U.S. Provisional Patent Application No. 60/968,362, filed August 28, 2007.

International Application No. PCT/US2008/074470, “Synthetic apolipoprotein E mimicking polypeptides and methods of use,” Anantharamaiah, Gattadahalli M., Gupta, Himanshu; White, C. Roger, filed on August 27, 2008.

The corresponding patent applications filed include:

Canadian Patent Application No. 2,704,729, filed February 25, 2010.

The corresponding patent applications published include:

U.S. Patent Application No. 12/675,089, filed February 24, 2010 and published November 25, 2010.

U.S. Patent Application 14/851,089, filed September 11, 2015 and published September 22, 2016.

The corresponding foreign patents granted include:

Australian Patent No. 2008296478, filed March 19, 2010 and issued December 11, 2014.

European Patent No. 2195331, filed February 25, 2010 and issued November 20, 2013.

(U2009-0096)

UAB intellectual property disclosure entitled “A 12-Residue Cationic Cholesterol Reducing Peptide,” disclosed September 16, 2009.

(U2011-0045)

UAB intellectual property disclosure entitled “New Highly Active Short Peptides that Function Analogous to Apolipoprotein E,” disclosed April 14, 2011.

(U2012-0105)

UAB intellectual property disclosure entitled “ApoE Mimetics with Enhanced Atheroprotective Potential,” disclosed September 6, 2012.

(U2013-0020)

U.S. Provisional Patent Application No. 61/782,956, “Apolipoprotein Mimetics and Uses Thereof,” Anantharamaiah; Gattadahalli M., Goldberg; Dennis I., filed on March 14, 2013.

U.S. Provisional Patent Application No. 61/349,992, “Apolipoprotein Mimetics and Uses Thereof,” Anantharamaiah; Gattadahalli M., Goldberg; Dennis I., filed on June 14, 2013.

International Application No. PCT/US2014/27719, “Apolipoprotein Mimetics and Uses Thereof,” Anantharamaiah; Gattadahalli M., Goldberg; Dennis I., filed on March 14, 2014.

The corresponding foreign patent applications filed include:

Australian Patent Application No. 2014239186, filed September 14, 2015.

Brazilian Patent Application No. 11 2015 022624, filed September 11, 2015.

Canadian Patent Application No. 2,903,869, filed September 2, 2015.

European Patent Application No. 14769489.7, filed October 12, 2015.

Indian Patent Application No. 6250/CHENP/2015, filed October 9, 2015.

Israeli Patent Application No. 240787, filed September 18, 2015.

Japanese Patent Application No. 2016-502527, filed November 11, 2015.

Mexican Patent Application No. MX/a/2015/012818, filed September 14, 2015.

New Zealand Patent Application No. 713291, filed October 14, 2015.

South African Patent Application No. 2015/06980, filed September 18, 2015.

The corresponding patent application published is:

U.S. Patent Application No. 14/770,270, filed August 25, 2015 and published January 7, 2016.

(U2014-0016)

U.S. Provisional Patent Application No.62/031,585, “ApoE Mimetic Peptides and Higher Potency to Clear Plasma Cholesterol,” Anantharamaiah; Gattadahalli M., Goldberg; Dennis I., filed on July 31, 2014.

International Application No. PCT/US2015/041162, “ApoE Mimetic Peptides and Higher Potency to Clear Plasma Cholesterol,” Anantharamaiah; Gattadahalli M., Goldberg; Dennis I., filed on July 20, 2015.

The corresponding patent applications filed include:

U.S. Patent Application No. 15/329,735, filed January 27, 2017.

Australian Patent Application No. 2015298263, filed February 24, 2017.

Brazilian Patent Application (awaiting Serial No.), filed January 20, 2017.

Canadian Patent Application (awaiting Serial No.), filed January 6, 2017.

Chinese Patent Application No. 2015800419130, filed March 1, 2017.

Egyptian Patent Application No. 0223357, filed January 22, 2017.

European Patent Application No. 15826624.4, filed February 27, 2017.

Indian Patent Application No. 201717007083, filed February 28, 2017.

Iranian Patent Application No. (awaiting Serial No.), filed January 20, 2017.

Israeli Patent Application No. 250302, filed January 26, 2017.

Japanese Patent Application No. 2017-505143, filed January 30, 2017.

Mexican Patent Application No. MX/a/2017/001432, filed January 31, 2017.

New Zealand Patent Application No. 729580, filed February 27, 2017.

Saudi Arabian Patent Application No. (awaiting Serial No.), filed January 20, 2017

(U2017-0011)

UAB intellectual property disclosure entitled “Retinoic Acid Conjugate of Apo E Mimetic Peptides as Dyslipidemic and Anti-Oncogenic Agents,” disclosed December 1, 2016.

(U2017-0029)

UAB intellectual property disclosure entitled “Apo E Mimetic Peptides with Enhanced Potency for Anti-Inflammatory Properties,” disclosed April 12, 2017.

LIPIMETIX PATENTS and IP

U.S. Provisional Patent Application No.62/066,018, “ApoE Mimetic Peptide Compositions,” Goldberg; Dennis I., Friden, Phillip M., filed on October 20, 2014.

U.S. Provisional Patent Application No.62/288,748, “ApoE Mimetic Peptide Compositions,” Friden, Phillip M., Goldberg; Dennis I., filed on January 29, 2016.

U.S. Provisional Patent Application No.62/655,955, “ApoE Mimetic Peptide Compositions,” Goldberg; Dennis I., Lunsmann, Walter J., filed on April 11, 2018.

Exhibit B

Press Release

5 Commonwealth Road - Suite 2A Natick, MA 01760 (508)651-3715 www.lipimetix.com

LipimetiX Development Announces Sub-License of Apo E Mimetic Peptide Platform to Anji Pharma, China

Natick, MA – May _, 2018 ─ LipimetiX Development, Inc. (“LipimetiX” or “the Company”) announced today that Anji Pharmaceuticals, Inc. (“Anji Pharma”) has entered a licensing agreement for the LipimetiX platform of peptides (AEM-28 and analogs) for development of these drug candidates in commercial indications in mainland China, Taiwan and Hong Kong. Anji Pharma’s mission is to license and develop promising therapeutic technologies that address under-served markets in China.

The Anji Pharma’s license provides exclusive rights to and use of the LipimetiX patent portfolio of Apo E mimetic peptides and formulations in the above-mentioned territory. Terms include an upfront licensing payment to LipimetiX of US$2.0 million, multiple additional cash payments upon achievement of clinical/regulatory milestones and a royalty on Anji Pharma’s future pharmaceutical revenues derived from this program. Further, the agreement provides for information sharing and other terms standard to a licensing agreement of this nature.

Dennis Goldberg, Ph.D., CEO of LipimetiX stated “We welcome the Anji Pharma relationship to develop our lipid-lowering peptides in China. The business opportunity was brought to us by a member of the LipimetiX Science Advisory Board, who has closely observed and contributed to our program’s success. We are pleased by this validation of our science in Apo E mimetic peptides.”

Yiwei Zong, Ph.D., CEO of Anji Pharma added “We are excited to collaborate with LipimetiX in a program to address a large China and global clinical need. The LipimetiX team has already shown proof-of-concept in lipid reduction in humans with AEM-28. We look forward to helping progress these potent peptides through the next clinical development phases and, ultimately, to the market.”

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body. Apo E is essential for the normal metabolism of cholesterol and triglycerides. After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream. Apo E targets cholesterol and triglyceride rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood. Elevated plasma cholesterol and triglycerides are independent risk factors for atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries. Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke. Defective lipid metabolism also plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.

The University of Alabama at Birmingham (“UAB”) scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically. One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver. In 2010, the Company’s founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation (“UABRF”). The Company has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

The Company has continued research into a next generation of chimeric Apo E peptides and has discovered new AEM-28 analogs, resulting in worldwide patent filings in 2015. The AEM-28 analogs were found to be significantly more potent (as tested in multiple animal models) than the parent molecule. Currently, the Company intends to concentrate its development efforts on AEM-28 analogs, including AEM-28-08 and AEM-28-14. Commercial indication targets include Homozygous Familial Hypercholesterolemia and Acute Coronary Syndrome.

About Anji

Anji Pharma is a clinical stage pharmaceutical company dedicated to addressing China’s unmet clinical needs by identifying and in-licensing world-class clinical compounds and accelerating their clinical development in China.

About LipimetiX

LipimetiX Development, Inc. is a clinical stage biotechnology company committed to developing Chimeric Apo E Mimetic Peptides for multiple lipid reduction indications. LipimetiX is approximately 60%-owned by Capstone Therapeutics Corp. (OTCQB:CAPS).

Capstone’s corporate headquarters are in Tempe, Arizona. For more information, please visit Capstone's website: www.capstonethx.com. For more information on LipimetiX Development, please visit the Company’s website: www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2017, and other documents that Capstone files with the U.S. Securities and Exchange Commission.

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Editor’s Note: This press release is also available under the Investors section of Capstone’s website at www.capstonethx.com.

EXHIBIT C

UABRF Agreement

A copy of the UAB Research Foundation Exclusive License Agreement was attached as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2012 filed with Securities and Exchange Commission (‘SEC”) on August 10, 2012. A copy of the First Amendment and Consent to Assignment of the Exclusive License Agreement was attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2012 filed with the SEC on August 10, 2012. The Second Amendment to the Exclusive License Agreement was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2015.